Exhibit 99.2

Rice Energy Inc.

Introduction to the Condensed Consolidated Financial Statements

(Unaudited)

The unaudited condensed consolidated financial statements have been prepared on the fact that Rice Energy Inc. is treated as a corporation for federal income tax purposes. The unaudited condensed consolidated financial statements should be read in conjunction with the notes accompanying such unaudited condensed consolidated financial statements as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus. Please see “—Notes to Condensed Consolidated Financial Statements (Unaudited)—5. Acquisitions” for further details on the purchase price allocations and resulting impact on the corresponding condensed consolidated balance sheet and for the related pro forma information.

The unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2014 reflect the following transactions:

Initial Public Offering

On January 29, 2014, we completed our initial public offering (“IPO”) of 50,000,000 shares of our $0.01 par value common stock, which included 30,000,000 shares sold by us, 14,000,000 shares sold by the selling stockholder and 6,000,000 shares sold subject to an option granted to the underwriters by the selling stockholder.

The net proceeds of our IPO, based on the public offering price of $21.00 per share, were approximately $993.5 million, which resulted in net proceeds to us of $593.6 million after deducting expenses and underwriting discounts and commissions of approximately $36.4 million and the net proceeds to the selling stockholder of approximately $399.0 million after deducting expenses and underwriting discounts of approximately $21.0 million. We did not receive any proceeds from the sale of the shares by the selling stockholder. A portion of the net proceeds from our IPO were used to repay all outstanding borrowings under the revolving credit facility of our Marcellus joint venture, to make a $100.0 million payment to Alpha Holdings in partial consideration for the Marcellus JV Buy-In (as defined below) and to repay all outstanding borrowings under our Senior Secured Revolving Credit Facility (as defined below). The remainder of the net proceeds from our IPO will be used to fund a portion of our capital expenditure plan.

Corporate Reorganization

A corporate reorganization occurred concurrently with the completion of our IPO on January 29, 2014. As a part of this corporate reorganization, we acquired all of the outstanding membership interests in Rice Appalachia in exchange for shares of our common stock. Our business continues to be conducted through Rice Drilling B, as a wholly owned subsidiary. Accordingly, this reorganization constituted a common control transaction and the accompanying consolidated financial statements are presented as though this reorganization had occurred for the earliest period presented.

Upon (a) completion of the IPO, (b) the issuance of (i) 43,452,550 shares of common stock to NGP Holdings, (ii) 20,300,923 shares of common stock to Rice Holdings, (iii) 2,356,844 shares of common stock to Daniel J. Rice III, (iv) 20,000,000 shares of common stock to Rice Partners, (v) 160,831 shares of common stock to the persons holding incentive units representing interests in Rice Appalachia and (vi) 1,728,852 shares of common stock to the members of Rice Drilling B (other than Rice Appalachia), each of which were issued by us in connection with the closing of the IPO, and (c) the issuance of 9,523,810 shares of common stock to Alpha Holdings in connection with the completion of the Marcellus JV Buy-In, we had 127,523,810 shares of common stock outstanding.

Compensation Charge in Connection with the Reorganization

Rice Appalachia, as the parent company of Rice Drilling B, historically granted incentive units to certain members of management and other employees. The incentive units provided the holder with a performance bonus for fair value accretion of Rice Appalachia equity.

In connection with the IPO and the related corporate reorganization, the holders of incentive units in Rice Appalachia contributed their incentive units to Rice Holdings and NGP Holdings in return for substantially similar incentive units in such entities (except for those related to the incentive units attributable to Mr. Daniel J. Rice III, which were settled with the issuance of 160,831 shares of our common stock as described above). In the first quarter of 2014, certain incentive units granted by NGP Holdings to certain employees triggered the pre-determined payout criteria, resulting in a cash payment by NGP Holdings of $4.4 million. No payments were made in respect of incentive units prior to the completion of the Company’s IPO. The exchange of incentive units and cash payment collectively resulted in non-cash compensation expense of $7.8 million being recorded in the first quarter of 2014 by the Company.

As a result of the IPO, the payment likelihood related to the incentive units was deemed probable, requiring that we recognize expense. Accordingly, we recognized approximately $66.0 million of compensation expense in the first quarter of 2014 relative to these interests, and we expect to recognize approximately $85.5 million of additional compensation expense over the remaining expected service periods, related to the Rice Holdings interests. The NGP Holdings interests are considered a liability-based award and will be adjusted on a quarterly basis until all payments have been made. As of March 31, 2014, the unrecognized compensation expense related to the NGP Holdings units is approximately $93.7 million, which will be recognized over the remaining expected service period. The compensation expense related to these interests is treated as additional paid in capital from Rice Holdings and NGP Holdings in our financial statements and is not deductible for federal or state income tax purposes. The compensation expense recognized is a non-cash charge, with the settlement obligation resting on NGP Holdings and Rice Holdings. Payments on the incentive units will be made by Rice Holdings and NGP Holdings and not Rice Energy Inc., and as such are not dilutive to Rice Energy Inc.

Marcellus JV Buy-In

On January 29, 2014, in connection with the closing of the IPO and pursuant to the Transaction Agreement between us and Alpha Holdings dated as of December 6, 2013, we completed our acquisition of Alpha Holdings’ 50% interest in our Marcellus joint venture in exchange for total consideration of $322.0 million, consisting of $100.0 million of cash and our issuance to Alpha Holdings of 9,523,810 shares of our common stock (the “Marcellus JV Buy-In”). This transaction resulted in a non-recurring gain of $203.6 million due to the remeasurement of our previously recorded equity investment at fair value.

Rice Energy Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2014	December 31, 2013
	(in thousands)
Assets
Current assets:
Cash	$228,669	$31,612
Restricted cash	—	8,268
Accounts receivable	68,216	31,765
Receivable from affiliate	159	2,244
Prepaid expenses and other	5,916	863

Total current assets	302,960	74,752

Investments in joint ventures	—	49,814
Gas collateral account	3,995	3,700
Proved natural gas properties, net	589,986	270,523
Unproved natural gas properties	632,119	457,836
Property and equipment, net	7,125	5,972
Deferred financing costs, net	8,796	12,292
Goodwill	338,036	—
Derivative assets	5,726	4,921

Total assets	$1,888,743	$879,810

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$13,086	$20,120
Accounts payable	72,456	51,219
Royalties payable	33,499	9,393
Accrued capital expenditures	39,628	16,753
Other accrued liabilities	12,937	8,533
Leasehold payable	6,144	18,606
Derivative liabilities	23,987	965
Payable to affiliate	2	6,148
Operated prepayment liability	2,456	1,201

Total current liabilities	204,195	132,938

Long-term liabilities:
Long-term debt	290,841	406,822
Leasehold payable	1,064	1,675
Deferred tax liabilities	191,813	—
Restricted units	—	36,306
Other long-term liabilities	4,969	3,422

Total liabilities	692,882	581,163
Stockholders’ equity	1,195,861	298,647

Total liabilities and stockholders’ equity	$1,888,743	$879,810

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Rice Energy Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Revenues:
Natural gas sales	$90,466	$13,049
Other revenue	—	184

Total revenues	90,466	13,233

Operating expenses:
Lease operating	5,187	1,236
Gathering, compression and transportation	7,130	1,528
Production taxes and impact fees	639	169
Exploration	486	898
Incentive unit expense	73,802	—
General and administrative	11,521	1,743
Depreciation, depletion and amortization	25,507	5,131

Total operating expenses	124,272	10,705

Operating income (loss)	(33,806)	2,528
Interest expense	(7,042)	(1,915)
Gain on purchase of Marcellus joint venture	203,579	—
Other income	602	248
Loss on derivative instruments	(20,380)	(4,993)
Amortization of deferred financing costs	(489)	(1,865)
Loss on extinguishment of debt	(143)	—
Write-off of deferred financing costs	(836)	—
Equity in loss of joint ventures	(2,656)	(778)

Income (loss) before income taxes	138,829	(6,775)
Income tax expense	(9,375)	—

Net income (loss)	$129,454	$(6,775)

Earnings (loss) per share - basic	$1.12	$(0.11)
Earnings (loss) per share - diluted	$1.12	$(0.11)
Weighted average pro forma common shares outstanding:
Basic	115,363
Diluted	115,909
Pro forma income tax benefit	$5,560
Pro forma net income	$135,014
Pro forma net income per common share:
Basic	$1.17
Diluted	$1.16

Rice Energy Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2014	2013
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$129,454	$(6,775)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	25,507	5,131
Amortization of deferred financing costs	489	1,865
Incentive unit expense	73,802	—
Write-off of deferred financing costs	836	—
Loss on extinguishment of debt	143	—
Derivative instruments fair value loss	20,380	4,993
Income tax expense	9,375	—
Fair value gain on purchase of Marcellus joint venture	(203,579)	—
Equity in loss of joint ventures	2,656	778
(Increase) decrease in:
Accounts receivable	(21,059)	(52)
Receivable from affiliate	2,096	7,025
Gas collateral account	—	(1,500)
Prepaid expenses and other	(4,963)	(378)
Cash payments for settled derivatives	(11,158)	(206)
Increase (decrease) in:
Accounts payable	(860)	453
Royalties payable	16,197	1,178
Other accrued expenses	5,871	(970)
Payable to affiliate	(9,643)	(1,977)

Net cash provided by operating activities	35,544	9,565

Cash flows from investing activities:
Capital expenditures for natural gas properties	(178,445)	(27,583)
Acquisition of Marcellus joint venture, net of cash acquired	(82,766)	—
Capital expenditures for property and equipment	(1,342)	(40)
Proceeds from sale of interest in gas properties	11,263	—

Net cash used in investing activities	(251,290)	(27,623)

Cash flows from financing activities:
Proceeds from borrowings	—	25,000
Repayments of debt obligations	(192,114)	(193)
Restricted cash for convertible debt	8,268	—
Debt issuance costs	(446)	(607)
Repurchase of common stock	—	(2,267)
Costs relating to initial public offering	(1,405)	—
Proceeds from issuance of common stock sold in initial public offering, net of underwriting fees	598,500	—

Net cash provided by financing activities	412,803	21,933

Net increase in cash	197,057	3,875
Cash at the beginning of the year	31,612	8,547

Cash at the end of the year	$228,669	$12,422

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Rice Energy Inc.

Statements of Condensed Consolidated Equity

(Unaudited)

	Common Stock ($0.01 par)	Additional Paid-in Capital	Accumulated Deficit	Total
	(in thousands)
Balance, January 1, 2013	$622	$166,901	$(29,332)	$138,191
Capital contributions, net	—	64	—	64
Consolidated net loss	—	—	(6,775)	(6,775)

Balance, March 31, 2013	$622	$166,965	$(36,107)	$131,480

	Common Stock ($0.01 par)	Additional Paid-in Capital	Accumulated (Deficit) Earnings	Total
	(in thousands)
Balance, January 1, 2014	$880	$362,875	$(65,108)	$298,647
Shares of common stock sold in initial public offering, net of offering costs	300	593,120	—	593,420
Shares of common stock issued in purchase of Marcellus joint venture	95	221,905	—	222,000
Conversion of restricted units into shares of common stock at IPO	—	36,306	—	36,306
Conversion of convertible debentures into shares of common stock after IPO	6	6,599	—	6,605
Conversion of warrants into shares of common stock after IPO	1	39	—	40
Incentive unit compensation	—	73,802	—	73,802
Restricted stock compensation	—	91	—	91
Tax impact of initial public offering and corporate reorganization	—	(164,504)	—	(164,504)
Consolidated net income	—	—	129,454	129,454

Balance, March 31, 2014	$1,282	$1,130,233	$64,346	$1,195,861

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

Rice Energy Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of Rice Energy Inc. have been prepared by the Company’s management in accordance with generally accepted accounting principles in the United States (“GAAP”) for interim financial information and applicable rules and regulations promulgated under the Exchange Act. Accordingly, they do not include all of the information and footnotes required by GAAP for annual financial statements. The unaudited condensed consolidated financial statements included herein contain all adjustments which are, in the opinion of management, necessary to present fairly the Company’s financial position as of March 31, 2014 and its condensed consolidated statements of operations for the three months ended March 31, 2014 and 2013 and of cash flows for the three months ended March 31, 2014 and 2013. The condensed consolidated statements of operations for the three months ended March 31, 2014 and 2013 are not necessarily indicative of the results to be expected for future periods.

Corporate Reorganization

A corporate reorganization occurred concurrently with the completion of our IPO on January 29, 2014. As a part of this corporate reorganization, we acquired all of the outstanding membership interests in Rice Appalachia in exchange for shares of our common stock. Our business continues to be conducted through Rice Drilling B, as a wholly owned subsidiary. As of January 29, 2014, upon (a) the completion of the IPO, (b) the issuance of (i) 43,452,550 shares of common stock to NGP Holdings, (ii) 20,300,923 shares of common stock to Rice Holdings, (iii) 2,356,844 shares of common stock to Daniel J. Rice III, (iv) 20,000,000 shares of common stock to Rice Partners, (v) 160,831 shares of common stock to the persons holding incentive units representing interests in Rice Appalachia and (vi) 1,728,852 shares of common stock to the members of Rice Drilling B (other than Rice Appalachia), each of which were issued by us in connection with the closing of the IPO, and (c) the issuance of 9,523,810 shares of common stock to Alpha Holdings in connection with the completion of the Marcellus JV Buy-In, we had 127,523,810 shares of common stock outstanding.

Accordingly, this reorganization constituted a common control transaction and the accompanying consolidated financial statements are presented as though this reorganization had occurred for the earliest period presented. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes therein for the year ended December 31, 2013, as filed with the Securities and Exchange Commission by the Company in its 2013 Annual Report.

2.	Long-Term Debt

Long-term debt consists of the following as of March 31, 2014 and December 31, 2013 (in thousands):

Description	March 31, 2014	December 31, 2013
Long-term Debt
Debentures (a)	$—	$6,890
Second Lien Term Loan Facility (b)(1)	293,280	293,821
NPI Note, due June 2014(2)	8,286	8,028
Senior Secured Revolving Credit Facility (c)	—	115,000
Other	2,361	3,203

Total debt	$303,927	$426,942
Less current portion	13,086	20,120

Long-term debt	$290,841	$406,822

(1)	The Second Lien Term Loan Facility was repaid in full and retired in April 2014.
(2)	The NPI Note was repaid in full in April 2014.

Debentures (a)

In June of 2011, Rice Drilling B sold $60.0 million of its 12% Senior Subordinated Convertible Debentures due 2014 (the “Debentures”) in a private placement to certain accredited investors as defined in Rule 501 of Regulation D. The Debentures accrued interest at 12% per year payable monthly in arrears by the 15th day of the month and mature on July 31, 2014 (“Maturity Date”). The Debentures were Rice Drilling B’s unsecured senior obligations and ranked equally with all of Rice Drilling B’s then-current and future senior unsecured indebtedness.

From July 31, 2013 through August 20, 2013 (the “put redemption period”), any holder of Debentures had the right to cause Rice Drilling B to repurchase all or any portion of the Debentures owned by such holder at 100% of the portion of the principal amount of the Debentures as to which the right was being exercised, plus a premium of 20%. During the put redemption period, Rice Drilling B repurchased $53.1 million of outstanding Debentures and paid a put premium of $10.6 million in accordance with the terms of the agreements.

At any time after July 31, 2013 until the Maturity Date, Rice Drilling B had the right to redeem all, but not less than all, of the Debentures on 30 days prior written notice at a redemption price equal to 100% of the principal amount of the Debentures plus a premium of 50%. In connection with the IPO, the Debentures and warrants of Rice Drilling B were amended to become convertible or exercisable for shares of common stock of Rice Energy Inc. On February 28, 2014, Rice Drilling B issued a redemption notice on the remaining Debentures, which set a redemption date of March 28, 2014. Prior to the redemption date, $6.6 million of the Debentures were converted into 570,945 shares of Rice Energy Inc. common stock. The remaining principal balance of $0.3 million was not converted and is recorded as an accrued liability as of March 31, 2014 in the amount of $0.4 million, including the 50% premium of $0.1 million, and will be paid upon request from holders of the remaining Debentures. The premium of $0.1 million was recorded to expense in the three months ended March 31, 2014. As the principal amount of the Debentures outstanding has been reduced to zero, Rice Drilling B is no longer required to maintain restricted cash or comply with the restrictive covenants which apply thereto.

In connection with the convertible debt offering, Rice Drilling B granted warrants that were issued on August 15, 2011, to certain of the broker-dealers involved in the private placement. These warrants are considered to be separate instruments issued solely in lieu of cash compensation for services provided by the broker-dealers. Two separate classes of warrants were issued with the sole difference being the exercise price. At March 31, 2014, 1,137 warrants remain exercisable at a weighted average price of $11.01 per share of Rice Energy Inc. common stock. The 1,137 warrants are exercisable into up to 982,837 shares. During the quarter ended March 31, 2014, warrants were exercised in exchange for 54,032 shares of Rice Energy Inc. common stock.

Second Lien Term Loan Facility (b)

On April 25, 2013, Rice Drilling B entered into a Second Lien Term Loan Facility (“Second Lien Term Loan Facility”) with Barclays Bank PLC, as administrative agent, and a syndicate of lenders in an aggregate principal amount of $300.0 million. Rice Drilling B estimated the discount on issuance of this instrument based upon an estimate of market rates at the inception of the instrument and recorded a discount of $4.5 million. The discount was being amortized over the life of the note using an effective interest rate of 0.284%. As of March 31, 2014, Rice Drilling B had a balance of $293.3 million relating to the Second Lien Term Loan Facility, this included borrowings outstanding of $297.0 million less a discount of $3.7 million. The Second Lien Term Loan Facility was to mature on October 25, 2018. Approximately $7.4 million in fees were capitalized in connection with the Second Lien Term Loan Facility. On April 25, 2014, the Company used a portion of the net proceeds from the Senior Notes Offering to repay and retire the Second Lien Term Loan Facility in the amount of $301.8 million.

Rice Drilling B was in compliance with the covenants and ratios under the Second Lien Term Loan Facility as of March 31, 2014.

Senior Secured Revolving Credit Facility (c)

On April 25, 2013, Rice Drilling B entered into a Senior Secured Revolving Credit Facility (“Senior Secured Revolving Credit Facility”) with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders with a maximum credit amount of $500.0 million and a sublimit for letters of credit of $10.0 million. Concurrently with the closing of Rice Energy’s IPO, on January 29, 2014, Rice Drilling B amended its Senior Secured Revolving Credit Facility to, among other things, allow for the corporate reorganization that was completed simultaneously with the closing of the IPO, add Rice Energy Inc. as a guarantor, increase the maximum commitment amount to $1.5 billion and lower the interest rate on amounts borrowed under the Senior Secured Revolving Credit Facility. The Company used a portion of the net proceeds of the IPO to repay $115.0 million of borrowings under the Senior Secured Revolving Credit Facility. After giving effect to the amendment, the borrowing base under the Senior Secured Revolving Credit Facility was increased to $350.0 million as a result of the Marcellus JV Buy-In. The amount available to be borrowed under the Senior Secured Revolving Credit Facility is subject to a borrowing base that is redetermined semiannually as of each January 1 and July 1 and depends on the volumes of Rice Drilling B’s proved oil and gas reserves and estimated cash flows from these reserves, its commodity hedge positions, and other factors. The next redetermination is scheduled to occur in May 2014. As of March 31, 2014, the borrowing base was $350.0 million and the sublimit for letters of credit was $100.0 million. Rice Drilling B had no borrowings and approximately $71.3 million in letters of credit outstanding under its Senior Secured Revolving Credit Facility as of March 31, 2014, resulting in availability of $278.7 million.

Eurodollar loans under the Senior Secured Revolving Credit Facility bear interest at a rate per annum equal to LIBOR plus an applicable margin ranging from 150 to 250 basis points, depending on the percentage of borrowing base utilized. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 50 to 150 basis points, depending on the percentage of borrowing base utilized. Rice Drilling B is subject to the same financial ratios and substantively the same restricted covenants as under the Senior Secured Revolving Credit Facility prior to such amendment. The Senior Secured Revolving Credit Facility will mature upon the earlier of the date that is five years following the closing of the amendment and the date that is 180 days prior to the maturity of the Second Lien Term Loan Facility, if any amounts are outstanding under that facility as of such date.

Concurrently with the Senior Notes Offering (as defined below), the Company, as borrower, and Rice Drilling B, as predecessor borrower, amended and restated its Senior Secured Revolving Credit Facility (“Amended Credit Agreement”) to, among other things, assign all of its rights and obligations under the Senior Secured Revolving Credit Facility to the Company, and the Company assumed all such rights and obligations as borrower under the Amended Credit Agreement. Please see “14. Subsequent Events—Third Amended and Restated Credit Agreement” for additional details on the Amended Credit Agreement.

Rice Drilling B was in compliance with the covenants and ratios under its Senior Secured Revolving Credit Facility as of March 31, 2014.

6.25% Senior Notes Due 2022

On April 25, 2014, the Company offered $900.0 million (the “Senior Notes Offering”) in aggregate principal amount of 6.25% senior notes due 2022 (the “Notes”) in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act, which resulted in net proceeds to it of $882.7 million after deducting estimated expenses and underwriting discounts and commissions of approximately $17.3 million. The Company used $301.8 million of the net proceeds to repay and retire the Second Lien Term Loan Facility, with the remainder expected to be used to fund the Company’s 2014 capital expenditure program.

Expected Aggregate Maturities

Expected aggregate maturities of notes payable as of March 31, 2014 are as follows (in thousands):

Remainder of Year Ended December 31, 2014(1)	$13,086
Year Ended December 31, 2015	2,847
Year Ended December 31, 2016	2,257
Year Ended December 31, 2017	2,173
Year Ended December 31, 2018 and Beyond(2)	283,564

Total	$303,927

(1)	Includes $8.3 million attributable to the NPI Note, which was repaid in full in April 2014.
(2)	Excludes $900.0 million attributable to the Notes issued in the Senior Notes Offering in April 2014.

Interest paid in cash was $7.0 million and $3.4 million for the three months ended March 31, 2014 and 2013, respectively.

3.	Derivative Instruments

The Company uses derivative commodity instruments that are placed with major financial institutions whose creditworthiness is regularly monitored. Our derivative counterparties share in the Amended Credit Agreement collateral. The Company’s derivative commodity instruments have not been designated as hedges for accounting purposes; therefore, all gains and losses are recognized in income currently. As of March 31, 2014, the Company has entered into derivative instruments with Wells Fargo Bank, N.A., Bank of Montreal and Barclays Bank PLC, fixing the price it receives for a portion of its natural gas through December 1, 2017, as summarized in the following table:

Swap Contract Expiration	MMbtu/day	Weighted Average Price
2014	163,000	$4.120
2015	92,000	$4.160
2016	98,000	$4.200
2017	60,000	$4.240

Collar Contract Expiration	MMbtu/day	Floor/Ceiling
2014	10,000	$3.000/$5.800
2015	70,000	$3.910/$4.680

Basis Contract Expiration	MMbtu/day	Swap ($/MMBtu)
2014	48,000	$(0.240)
2015	37,000	$(0.420)
2016	17,000	$(0.420)

Put Contract Expiration	MMbtu/day	Swap ($/MMBtu)
2014	33,000	$0.450

The following is a summary of the Company’s derivative instruments, which are recorded in the condensed consolidated balance sheets as of March 31, 2014 and December 31, 2013 (in thousands). Included within current derivative liabilities is a deferred put premium liability of $4.1 million.

	As of March 31, 2014	As of December 31, 2013
Current derivative assets	$—	$2,270
Long-term derivative assets	5,726	6,030

	$5,726	$8,300

Current derivative liabilities	$23,987	$3,235
Long-term derivative liabilities	—	1,109

	$23,987	$4,344

Net current value of derivative liabilities	$(23,987)	$(965)

Net long-term value of derivative assets	$5,726	$4,921

The following tables present the gross amounts of recognized derivative assets and liabilities, the amounts offset under netting arrangements with counterparties, and the resulting net amounts presented in the condensed consolidated balance sheets for the periods presented, all at fair value (in thousands):

	As of March 31, 2014
Description	Gross Amounts of Recognized Assets	Gross Amounts Offset on Balance Sheet	Net Amounts of Assets (Liabilities) on Balance Sheet
Gross Amounts
Derivative assets	$13,647	$(7,921)	$5,726
Derivative liabilities	$5,221	$(29,208)	$(23,987)

	As of December 31, 2013
Description	Gross Amounts of Recognized Assets	Gross Amounts Offset on Balance Sheet	Net Amounts of Assets (Liabilities) on Balance Sheet
Gross Amounts
Derivative assets	$13,000	$(4,700)	$8,300
Derivative liabilities	$256	$(4,600)	$(4,344)

Both realized and unrealized gains and losses are recorded as a gain or loss on derivatives in the condensed consolidated statement of operations under loss on derivative instruments. The Company had an unrealized loss of $9.2 million for the three months ended March 31, 2014 and an unrealized loss of $4.8 million for the three months ended March 31, 2013. The Company had realized losses related to contract settlements of $11.2 million and $0.2 million for the three months ended March 31, 2014 and 2013, respectively.

4.	Fair Value of Financial Instruments

The Company determines fair value on a recurring basis for its liability related to restricted units and recorded amounts for derivative instruments as these instruments are required to be recorded at fair value for each reporting amount. Certain amounts in the Company’s financial statements are measured at fair value on a nonrecurring basis including discounts associated with long-term debt. Fair value is based on quoted market prices, where available. If quoted market prices are not available, fair value is based upon models that use as inputs market-based parameters, including but not limited to forward curves, discount rates, broker quotes, volatilities, and nonperformance risk.

The Company has categorized its fair value measurements into a three-level fair value hierarchy, based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The Company’s fair value measurements relating to restricted units are included in Level 3. The Company’s fair value measurements relating to derivative instruments are included in Level 2. Since the adoption of fair value accounting, the Company has not made any changes to its classification of financial instruments in each category.

Items included in Level 3 are valued using internal models that use significant unobservable inputs. Items included in Level 2 are valued using management’s best estimate of fair value corroborated by third-party quotes.

The following assets and liabilities were measured at fair value on a recurring basis during the period (refer to Note 3 for details relating to derivative instruments) (in thousands):

	As of March 31, 2014
		Fair Value Measurements at Reporting Date Using
Description	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Derivative instruments, at fair value	$5,726	$5,726	$—	$5,726	$—

Total assets	$5,726	$5,726	$—	$5,726	$—

Liabilities:
Derivative instruments, at fair value	$23,987	$23,987	$—	$23,987	$—

Total liabilities	$23,987	$23,987	$—	$23,987	$—

	As of December 31, 2013
		Fair Value Measurements at Reporting Date Using
Description	Carrying Value	Total Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Derivative instruments, at fair value	$4,921	$4,921	$—	$4,921	$—

Total assets	$4,921	$4,921	$—	$4,921	$—

Liabilities:
Restricted units, at fair value	$36,306	$36,306	$—	$—	$36,306
Derivative instruments, at fair value	965	965	—	965	—

Total liabilities	$37,271	$37,271	$—	$965	$36,306

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	2014	2013
Balance as of January 1,	$36,306	$5,667
Total gain or losses:
Included in earnings	—	—
Transfers in and/or out of Level 3	—	—
Repurchase of restricted units	—	(2,267)
Converted to shares of common stock	$(36,306)	$—

Balance as of March 31,	$—	$3,400

Gains and losses related to restricted units included in earnings for the period are reported in operating expenses in the statements of consolidated operations.

The carrying value of cash equivalents approximates fair value due to the short maturity of the instruments.

The estimated fair value and carrying amount of long-term debt as reported on the condensed consolidated balance sheets as of March 31, 2014 and December 31, 2013 is shown in the table below (refer to Note 2 for details relating to the borrowing arrangements) (in thousands). The fair value was estimated using Level 3 inputs based on rates reflective of the remaining maturity as well as the Company’s financial position.

Long-Term Debt	As of March 31, 2014		As of December 31, 2013
Description	Carrying Value	Fair Value	Carrying Value	Fair Value
Debentures	$—	$—	$6,890	$12,671
Second Lien Term Loan Facility(1)	293,280	314,743	293,821	315,284
NPI Note(2)	8,286	8,500	8,028	8,028
Senior Secured Revolving Credit Facility	—	—	115,000	115,000
Other	2,361	2,361	3,203	3,203

Total	$303,927	$325,604	$426,942	$454,186

(1)	The Second Lien Term Loan Facility was repaid in full and retired in April 2014.
(2)	The NPI Note was repaid in full in April 2014.

5.	Acquisitions

Marcellus JV Buy-In

Prior to the completion of the Marcellus JV Buy-In, the Company accounted for its 50% equity interest in the Marcellus joint venture under the equity method of accounting. Immediately prior to the completion of the Marcellus JV Buy-In, the fair value of the existing equity in the Marcellus joint venture was approximately $250.6 million. The acquisition date fair value of the existing equity investment was based on an income approach. The income approach, considered to be a Level 3 fair value method, calculated the present value of the future cash flows related to the natural gas properties as of the date of the transaction, utilizing a discount rate based upon market participant assumptions, natural gas strip prices as of the date of the transaction, and a decline curve consistent with our geographic peers. As a result of the Marcellus JV Buy-In, the Company was required to remeasure its equity investment at fair value, which resulted in a non-recurring gain of approximately $203.6 million during the three months ended March 31, 2014. Based on valuations performed as of the acquisition date, the natural gas properties had a fair value of approximately $343.0 million. The acquisition consolidated the resources of the Company and the Marcellus joint venture, which enables management to optimize and prioritize the development of their combined natural gas properties. The management team of the Company historically served as the management team of the Marcellus joint venture, providing it with familiarity with its assets and operations. As a result of these factors, the excess purchase price over net assets and liabilities assumed of $338.0 million was allocated to goodwill.

The purchase price allocation and resulting impact on the corresponding condensed consolidated balance sheet relating to the Marcellus JV Buy-In is as follows:

(in thousands)
Financial assets	$34,242
Proved natural gas properties, net	288,000
Unproved natural gas properties	55,000
Goodwill	338,036
Financial liabilities	(49,313)
Long-term debt	(75,400)
Deferred tax liability	(17,933)

Total identifiable net assets	$572,632

Cash paid for acquisitions	$100,000
Fair value of equity issued	222,000
Fair value of pre-existing equity investment Total consideration	250,632

$572,632

Subsequent to the completion of the Marcellus JV Buy-In and excluding the related gain of $203.6 million recorded at January 29, 2014, the 100%-owned Marcellus joint venture contributed the following to the Company’s consolidated operating results for the three months ended March 31, 2014:

Three Months Ended March 31, 2014
(in thousands)
Revenue	$34,935
Net income	$29,467

Pro Forma Information (Unaudited)

The following unaudited pro forma combined financial information presents the Company’s results as though the Marcellus JV Buy-In has been completed at January 1, 2014 and January 1, 2013, respectively.

	Three Months Ended March 31, 2014 (Pro Forma)	Three Months Ended March 31, 2013 (Pro Forma)
	(in thousands, except per share data)
Pro forma net revenues	$102,402	$30,172
Pro forma net income (loss)	$(69,018)	$(7,762)
Pro forma loss per share (basic)	$(0.54)	$(0.08)
Pro forma loss per share (diluted)	$(0.54)	$(0.08)

Momentum Acquisition

On February 12, 2014, the Company, through its indirect wholly-owned subsidiary Rice Poseidon Midstream LLC, a Delaware limited liability company (“Rice Poseidon”), entered into a purchase and sale agreement with M3 Appalachia Gathering LLC, a Delaware limited liability company (“M3”), to acquire (the

“Momentum Acquisition”) certain gas gathering assets in eastern Washington and Greene Counties, Pennsylvania. On April 17, 2014, the Company completed the Momentum Acquisition for aggregate consideration of approximately $110.0 million (the “Purchase Price”). The effective date for the Momentum Acquisition is March 1, 2014. The Company funded the Purchase Price with cash on hand.

The properties acquired in the Momentum Acquisition consist of a 28-mile, 6”-16” gathering system in eastern Washington County, Pennsylvania, and permits and rights of way in Washington and Greene Counties, Pennsylvania, necessary to construct an 18-mile, 30” gathering system connecting the northern system to the Texas Eastern pipeline. The northern system is supported by long-term contracts with acreage dedications covering approximately 20,000 acres from third parties. Once fully constructed, the acquired systems are expected to have an aggregate capacity of over 1 billion cubic feet of natural gas per day.

6.	Sale of Interests in Gas Properties

In December 2013, the Company agreed to sell interests in noncore assets in Guernsey County, Ohio representing an undivided 75.0% interest in certain of its Guernsey County leaseholds (representing approximately 2,136 net acres) to a third party in exchange for approximately $22.0 million, consisting of $11.0 million in cash and an $11.0 million carried working interest. Of the 2,136 net acres, 1,033 net acres closed in the first quarter of 2014. No gain or loss was recorded on this transaction.

7.	Commitments and Contingencies

On October 14, 2013, the Company entered into a Development Agreement and Area of Mutual Interest (“AMI”) Agreement with Gulfport Energy Corporation (“Gulfport”) covering approximately 50,000 aggregate net acres in the Utica Shale in Belmont County, Ohio. The Company refers to these agreements as “Utica Development Agreements.” Pursuant to the Utica Development Agreements, the Company had approximately 68.80% participating interest in acreage currently owned or to be acquired by the Company or Gulfport located within Goshen and Smith Townships (the “Northern Contract Area”) and an approximately 42.63% participating interest in acreage currently owned or to be acquired by the Company or Gulfport located within Wayne and Washington Townships (the “Southern Contract Area”), each within Belmont County, Ohio. The remaining participating interests are held by Gulfport. The participating interests of the Company and Gulfport in each of the Northern and Southern Contract Areas approximate the Company’s current relative acreage positions in each area.

Each quarter during the term of the Development Agreement, the Company and Gulfport will establish a work program and budget detailing the proposed exploration and development to be performed in the Northern and Southern Contract Areas, respectively, for the following year. The number of horizontal wells proposed to be drilled in each of the Northern Contract Area and Southern Contract Area is limited by the Development Agreement as follows: in 2013, no more than five wells; in 2014, between eight and 40 wells; in 2015, between eight and 50 wells; and thereafter, unlimited.

The Utica Development Agreements have terms of ten years and are terminable upon 90 days’ notice by either party; provided that, with respect to interests included within a drilling unit, such interests shall remain subject to the applicable joint operating agreement and the Company and Gulfport shall remain operators of drilling units located in the Northern and Southern Contract Areas, respectively, following such termination.

The Company has commitments for gathering and firm transportation under existing contracts with third parties. Future payments for these items as of March 31, 2014 totaled $1,751.7 million (remainder of 2014—$25.6 million, 2015—$68.1 million, 2016—$81.6 million, 2017—$81.5 million, 2018—$80.0 million, 2019—$75.7 million and thereafter—$1,339.2 million).

As of March 31, 2014, the Company had two horizontal drilling rigs under contract. One of these contracts expires in 2014 and the other contract expires in 2015. Future payments for these items as of March 31, 2014 totaled $17.0 million (remainder of 2014—$7.3 million and 2015—$9.7 million). Any other rig performing work for us is doing so on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. These types of drilling obligations have not been included in the amounts above. The values above represent the gross amounts that we are committed to pay without regard to our proportionate share based on our working interest.

The Company is involved in various litigation matters arising in the normal course of business. Management is not aware of any actions that are expected to have a material adverse effect on its financial position or results of operations.

8.	Stockholders’ Equity

On January 29, 2014, pursuant to the Master Reorganization Agreement (the “Master Reorganization Agreement”) among Rice Energy Inc., Rice Drilling B, Rice Appalachia, Rice Holdings, Rice Partners, NGP Holdings, NGP RE Holdings, L.L.C., (“NGP RE Holdings”) NGP RE Holdings II, L.L.C. (“NGP RE II” and, together with NGP RE Holdings, “Natural Gas Partners”), Mr. Daniel J. Rice III, Rice Merger LLC (“Merger Sub”) and each of the persons holding incentive units representing interests in Rice Appalachia (collectively, the “Incentive Unitholders”) dated as of January 23, 2014, (i) (a) Rice Partners contributed a portion of its interests in Rice Appalachia to Rice Holdings, (b) Natural Gas Partners contributed its interests in Rice Appalachia to NGP Holdings and (c) the Incentive Unitholders contributed a portion of their incentive units to Rice Holdings and NGP Holdings, each in return for substantially similar incentive units in such entities; (ii) NGP Holdings, Rice Holdings and Mr. Daniel J. Rice III contributed their respective interests in Rice Appalachia to the Company in exchange for 43,452,550, 20,300,923 and 2,356,844 shares of Common Stock, respectively; (iii) Rice Partners contributed its remaining interest in Rice Appalachia to Rice Energy Inc. in exchange for 20,000,000 shares of Common Stock; (iv) the Incentive Unitholders contributed their remaining interests in Rice Appalachia to the Company in exchange for 160,831 shares of Common Stock, each of which were issued by the company in connection with the closing of the IPO. In connection with the IPO, in the first quarter of 2014, we recognized a non-cash compensation expense of $3.4 million for these 160,831 shares.

In addition, on January 29, 2014, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Rice Drilling B and Merger Sub dated as of January 23, 2014, Rice Energy Inc. issued 1,728,852 shares of Common Stock to the members of Rice Drilling B (other than Rice Appalachia) for settlement of the restricted units.

The Company’s Board of Directors did not declare or pay a dividend for the three months ended March 31, 2014 or 2013.

9.	Incentive Units

In connection with the IPO and the related corporate reorganization, the Rice Appalachia incentive unit holders contributed their Rice Appalachia incentive units to Rice Holdings and NGP Holdings in return for substantially similar incentive units in such entities (except for those related to the incentive units attributable to Mr. Daniel J. Rice III, which were settled with the issuance of 160,831 shares of our common stock). In the first quarter of 2014, certain incentive units granted by NGP Holdings to certain employees triggered the pre-determined payout criteria, resulting in a cash payment by NGP Holdings of $4.4 million. No payments were made in respect of incentive units prior to the completion of the Company’s IPO. These two transactions resulted in non-cash compensation expense of $7.8 million being recorded in the first quarter of 2014 by the Company.

As a result of the IPO, the payment likelihood related to the incentive units was deemed probable, requiring that we recognize expense. Accordingly, we recognized approximately $66.0 million of compensation expense in the first quarter of 2014 relative to these interests, and we expect to recognize approximately $85.5 million of additional compensation expense over the remaining expected service periods, related to the Rice Holdings interests. The NGP Holdings interests are considered a liability-based award and will be adjusted on a quarterly basis until all payments have been made. As of March 31, 2014, the unrecognized compensation expense related to the NGP Holdings units is approximately $93.7 million which will be recognized over the remaining expected service period. The compensation expense related to these interests is treated as additional paid in capital from Rice Holdings and NGP Holdings in our financial statements and is not deductible for federal or state income tax purposes. The compensation expense recognized is a non-cash charge, with the settlement obligation resting on NGP Holdings and Rice Holdings. Payments on the incentive units will be made by Rice Holdings and NGP Holdings and not Rice Energy Inc., and as such are not dilutive to Rice Energy Inc.

Three tranches of the incentive units have a time vesting feature. A rollforward of those units from IPO to March 31, 2014 is included below.

Vested Units Balance, January 29, 2014	641,236
Vested During Period	126,296
Forfeited During Period	—
Cancelled During Period	—

Vested Units Balance, March 31, 2014	767,532

Four tranches of the incentive units do not have a time vesting feature, and their payouts are triggered upon a future payment condition. There were no forfeitures or cancellations of those units during the first quarter of 2014.

The fair value of the incentive units was estimated using a Monte Carlo simulation valuation model with the following assumptions:

Rice Holdings
Valuation Date	1/29/2014
Dividend Yield	0.00%
Expected Volatility	47.00%
Risk-Free Rate	1.11%
Expected Life (Years)	4.0

NGP Holdings
Valuation Date	3/31/2014
Dividend Yield	0.00%
Expected Volatility	41.00%
Risk-Free Rate	0.38%
Expected Life (Years)	1.8

10.	Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share takes into account the dilutive effect of potential common stock that could be issued by the Company in conjunction with stock awards that have been granted to directors and employees. On January 29, 2014 (the “grant date”), the Company granted restricted stock units to two of its non-employee directors which are subject to a one-year cliff vesting schedule. In addition, the Company granted restricted stock units to one employee which are subject to a three-year cliff vesting schedule. On February 24, 2014, the Company granted additional restricted stock units to one employee which are subject to a three-year cliff vesting schedule. For the three months ended March 31, 2014, $0.1 million was recorded in compensation expense related to the restricted stock units. As of March 31, 2014, the Company has unrecorded compensation expense related to the restricted stock units of $0.8 million. In accordance with FASB ASC Topic 260, awards of nonvested shares shall be considered to be outstanding as of the grant date for purposes of computing diluted EPS even though their exercise is contingent upon vesting. The following is a calculation of the basic and diluted weighted-average number of shares of common stock outstanding and EPS for the three months ended March 31, 2014. As indicated in Note 1, our corporate reorganization was considered a transaction amongst entities under common control. Therefore, the weighted average shares used in our EPS calculation assumes that the Rice Energy Inc. corporate structure was in place for all periods presented.

	Three Months Ended March 31, 2014	Three Months Ended March 31, 2013
	(in thousands, except per share data)
Income (loss) (numerator):
Net income (loss)	$129,454	$(6,775)

Weighted-average shares (denominator):
Weighted-average number of shares of common stock—basic	115,363	62,218
Weighted-average number of shares of common stock—diluted	115,909	62,218

Earnings (loss) per share:
Basic	$1.12	$(0.11)
Diluted	$1.12	$(0.11)

Earnings per share data set forth above has been corrected for certain immaterial errors and, accordingly, does not agree to previously issued financial information.

11.	Income Taxes

At the date of IPO, Rice Energy indirectly owned 100% of Rice Drilling B and its subsidiaries. Rice Drilling B was a limited liability company not subject to federal income taxes before IPO. However, in connection with the closing of the IPO, as a result of our corporate reorganization, the Company became a corporation subject to federal income tax and, as such, our future income taxes will be dependent upon our future taxable income. The change in tax status requires the recognition of a deferred tax asset or liability for the initial temporary differences at the time of the change in status. The resulting deferred tax liability of approximately $164.5 million was recorded in equity at the date of the completion of the IPO as it represents a transaction among shareholders. Additionally, we have presented pro forma EPS for periods prior to our IPO assuming a statutory rate as presented in the accompanying consolidated statement of operations.

Based on management’s analysis, the Company did not have any uncertain tax positions as of March 31, 2014 and December 31, 2013.

12.	New Accounting Pronouncements

In February 2013, the FASB issued ASU, No. 2013-04, “Liabilities (Topic 405): Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date,” or ASU No. 2013-04. ASU 2013-04 requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation is fixed at the reporting date, as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and any additional amount the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires the nature and amount of the obligation as well as other information about those obligations to be disclosed. ASU 2013-04 is effective for fiscal and interim periods within those years, beginning after December 15, 2013 and should be applied retrospectively. The Company adopted this guidance effective January 1, 2014. Please refer to Note 2 and Note 13 for the required disclosure.

13.	Subsequent Events

6.25% Senior Notes Due 2022

On April 25, 2014, the Company offered $900.0 million in aggregate principal amounts of 6.25% senior notes (the “Notes”) due 2022 in a private placement to eligible purchasers under Rule 144A and Regulation S of the Securities Act, which resulted in net proceeds to us of $882.7 million after deducting estimated expenses and underwriting discounts and commissions of approximately $17.3 million. The Company used $301.8 million of the net proceeds to repay and retire the Second Lien Term Loan Facility. The Company’s obligations under the Notes, including the due and punctual payment of interest on the Notes, are fully and unconditionally, and jointly and severally, guaranteed on an unsecured basis by the Company’s subsidiary guarantors.

Third Amended and Restated Credit Agreement

Concurrently with the Senior Notes Offering, the Company, as borrower, and Rice Drilling B, as predecessor borrower, amended and restated its Senior Secured Revolving Credit Facility (“Amended Credit Agreement”) to, among other things, assign all of its rights and obligations under the Senior Secured Revolving Credit Facility to the Company, and the Company assumed all such rights and obligations as borrower under the Amended Credit Agreement. Furthermore, the Amended Credit Agreement (i) allowed for the issuance of the Notes described above and (ii) provided that the Company did not incur an immediate reduction in the borrowing base under the Senior Secured Revolving Credit Facility as a result of the issuance of the Notes (though the borrowing base will be redetermined within approximately 30 days after the issuance of the Notes) and, as such, the borrowing base under the Amended Credit Agreement immediately following the issuance of the Notes remained at $350.0 million until the next redetermination. The Amended Credit Agreement also extended the maturity date of the Senior Secured Revolving Credit Facility from April 25, 2018 to January 29, 2019. The interest rate did not change under the Amended Credit Agreement.

The Amended Credit Agreement is secured by liens on at least 80% of the proved oil and gas reserves of the Company and its subsidiaries (other than any subsidiary that is designated as an unrestricted subsidiary), as well as significant unproved acreage and substantially all of the personal property of the Company and such restricted subsidiaries, and the Amended Credit Agreement is guaranteed by such restricted subsidiaries. The Amended Credit Agreement contains restrictive covenants that limit the ability of the Company and its restricted subsidiaries to, among other things:

•	incur additional indebtedness;

•	sell assets;

•	make loans to others;

•	make investments;

•	enter into mergers;

•	make or declare dividends;

•	hedge future production or interest rates;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.

The Amended Credit Agreement also requires the Company to maintain certain financial ratios, which are measured at the end of each calendar quarter, beginning March 31, 2014:

•	a current ratio, which is the ratio of consolidated current assets (including unused commitments under the Amended Credit Agreement and excluding non-cash derivative assets) to consolidated current liabilities (excluding current maturities under the Amended Credit Agreement and non-cash derivative liabilities), of not less than 1.0 to 1.0; and

•	a minimum interest coverage ratio, which is the ratio of consolidated EBITDAX (as such term is defined in the Amended Credit Agreement) based on the trailing 12 month period to consolidated interest expense, of not less than 2.5 to 1.0.

The Company was in compliance with such covenants and ratios effective as of March 31, 2014.

Momentum Acquisition

On April 17, 2014, the Company completed the Momentum Acquisition for aggregate consideration of approximately $110.0 million. The effective date for the Momentum Acquisition is March 1, 2014.

RICE ENERGY INC.

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Introduction

The following unaudited pro forma condensed consolidated statements of operations of Rice Energy Inc. for the year ended December 31, 2013 and the three months ended March 31, 2014 are derived from the historical financial statements of Rice Energy Inc. and Alpha Shale Resources, LP, set forth elsewhere in this prospectus and are qualified in their entirety by reference to such historical financial statements and related notes contained therein. These unaudited pro forma condensed consolidated financial statements have been prepared to reflect our acquisition of a 50% interest in our Marcellus joint venture and our initial public offering, each of which is described below.

Initial Public Offering

On January 29, 2014, we completed our IPO of 50,000,000 shares of our $0.01 par value common stock, which included 30,000,000 shares sold by us, 14,000,000 shares sold by the selling stockholder and 6,000,000 shares subject to an option granted to the underwriters by the selling stockholder.

The net proceeds of our IPO, based on the public offering price of $21.00 per share, were approximately $993.5 million, which resulted in net proceeds to us of $593.6 million after deducting estimated expenses and underwriting discounts and commissions of approximately $36.4 million and the net proceeds to the selling stockholders of approximately $399.0 million after deducting estimated expenses and underwriting discounts of approximately $21.0 million. We did not receive any proceeds from the sale of the shares by the selling stockholder. A portion of the net proceeds from our IPO were used to repay all outstanding borrowings under the revolving credit facility of our Marcellus joint venture, to make a $100.0 million payment to Alpha Holdings in partial consideration for the Marcellus JV Buy-In and to repay all outstanding borrowings under our revolving credit facility. The remainder of the net proceeds from our IPO will be used to fund a portion of our capital expenditure plan.

Marcellus JV Buy-In

On January 29, 2014, in connection with the closing of the IPO and pursuant to the Transaction Agreement between us and Alpha Holdings dated as of December 6, 2013 (the “Transaction Agreement”), we completed our acquisition of Alpha Holdings’ 50% interest in our Marcellus joint venture in exchange for total consideration of $322 million, consisting of $100 million of cash and our issuance to Alpha Holdings of 9,523,810 shares of our common stock.

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2013 and the three months ended March 31, 2014 were derived by adjusting the historical audited and unaudited financial statements of Rice Energy Inc. The adjustments are based upon information available as of August 8, 2014, and certain estimates and assumptions. Actual effects of the transactions may differ from the pro forma adjustments. Management believes, however, that the assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments are factually supportable and give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial data.

The pro forma adjustments have been prepared as if the Marcellus JV Buy-In and our IPO had each taken place as of January 1, 2013. The unaudited pro forma condensed consolidated financial statements have been prepared on the fact that Rice Energy Inc. is treated as a corporation for federal income tax purposes. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the notes accompanying such unaudited pro forma statements of operations and with the historical audited financial statements of Rice Energy Inc. and Alpha Shale Resources, LP and related notes, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included elsewhere in this prospectus.

The unaudited pro forma condensed consolidated statements of operations give pro forma effect to the following adjustments, among others:

•	the acquisition of a 50% interest in our Marcellus joint venture from our joint venture partner in return for 9,523,810 shares of common stock of Rice Energy Inc. and $100 million in cash;

•	the repayment of all outstanding borrowings under the revolving credit facility of us and our Marcellus joint venture; and

•	the issuance by Rice Energy Inc. of 30,000,000 million common shares in the offering and the use of the net proceeds therefrom.

The unaudited pro forma condensed consolidated statements of operations exclude certain transaction costs, such as costs associated with the IPO that were not capitalized as part of the IPO. The unaudited pro forma condensed consolidated financial data are presented for illustrative purposes only and do not purport to indicate the financial condition or results of operations of future periods or the financial condition or results of operations that actually would have been realized had the transactions described above been consummated on the dates or for the periods presented.

The unaudited pro forma condensed consolidated statements of operations constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” included elsewhere in this prospectus.

RICE ENERGY INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2013

(Unaudited)

(in thousands, except per share data)	Historical Rice Energy Inc.	Consolidation of Marcellus JV Pro Forma Adjustments (a)	Offering Pro Forma Adjustments		Pro Forma Rice Energy Inc.
Revenues:
Natural gas sales	$87,847	$90,677	$—		$178,524
Other revenue	757	—	—		757

Total revenues	88,604	90,677	—		179,281

Operating expenses:
Lease operating	8,309	8,193	—		16,502
Gathering, compression and transportation	9,774	15,663	—		25,437
Production taxes and impact fees	1,629	1,258	—		2,887
Exploration	9,951	—	—		9,951
Restricted unit expense	32,906	—	—		32,906
General and administrative	16,953	3,256	—		20,209
Depreciation, depletion and amortization	32,815	39,071 (b)	—		71,886
Loss on impairment of natural gas properties	—	146	—		146
Loss from sale of interest in gas properties	4,230	—	—		4,230

Total operating expenses	116,567	67,587	—		184,154

Operating income (loss)	(27,963)	23,090	—		(4,873)
Interest income (expense)	(17,915)	(880)	2,373	(d)	(16,422)
Other expense	(357)	(796)	—		(1,153)
Gain on derivative instruments	6,891	3,347	—		10,238
Amortization of deferred financing costs	(5,230)	(164)	—		(5,394)
Loss on extinguishment of debt	(10,622)	—	—		(10,622)
Equity in income (loss) of joint ventures	19,420	(19,330)	—		90

Income (loss) before income taxes	(35,776)	5,267	2,373		(28,136)
Income tax benefit	—	—	11,674	(c)	11,674

Net income (loss)	$(35,776)	$5,267	$14,047		$(16,462)

Loss per share—basic					$(0.14)
Loss per share—diluted (e)					$(0.14)

See accompanying Notes to Pro Forma Financial Data (Unaudited).

RICE ENERGY INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE THREE

MONTHS ENDED MARCH 31, 2014

(in thousands, except per share data)	Rice Energy Inc. (b)(c)	Consolidation of Marcellus JV Pro Forma Adjustments (a)	Offering Pro Forma Adjustments	Pro Forma Rice Energy Inc.
Revenues:
Natural gas sales	$90,466	$11,936	$—	$102,402

Total revenues	90,466	11,936	—	102,402

Operating expenses:
Lease operating	5,187	420	—	5,607
Gathering, compression and transportation	7,130	1,390	—	8,520
Production taxes and impact fees	639	69	—	708
Exploration	486	—	—	486
Restricted unit expense	73,802	—	—	73,802
General and administrative	11,521	72	—	11,593
Depreciation, depletion and amortization	25,507	2,856	—	28,363

Total operating expenses	124,272	4,807	—	129,079

Operating income (loss)	(33,806)	7,129	—	(26,677)
Interest expense	(7,042)	(235)	—	(7,277)
Gain on purchase of Marcellus joint venture(f)	203,579	—	(203,579)	—
Other income	602	—	—	602
Loss on derivative instruments	(20,380)	(12,191)	—	(32,571)
Amortization of deferred financing costs	(489)	(15)	—	(504)
Loss on extinguishment of debt	(143)	—	—	(143)
Write-off of deferred financing costs	(836)	—	—	(836)
Equity in loss of joint ventures	(2,656)	—	2,656	—

Income (loss) before income taxes	138,829	(5,312)	—	(67,406)
Income tax (expense) benefit	(9,375)	—	7,763	(1,612)

Net income (loss)	$129,454	$(5,312)	$(193,160)	$(69,018)

Loss per share—basic				$(0.54)
Loss per share—diluted(e)				$(0.54)

See accompanying Notes to Pro Forma Financial Data (Unaudited).

RICE ENERGY INC.

NOTES TO PRO FORMA FINANCIAL DATA

(Unaudited)

1.	Basis of Presentation, Transactions and this Offering

The historical financial information is derived from the historical financial statements of Rice Energy Inc. The pro forma adjustments have been prepared as if the Marcellus JV Buy-In and the IPO described in this prospectus had each taken place as of January 1, 2013. The adjustments are based on information available as of August 4, 2014, and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments.

2.	Pro Forma Condensed Consolidated Statement of Operations Adjustments and Assumptions—Unaudited

The adjustments are based on information available as of August 4, 2014, and certain estimates and assumptions and therefore the actual effects of these transactions will differ from the pro forma adjustments. A description of these transactions and adjustments is provided as follows:

(a)	Reflects the consolidation of Alpha Shale Resources, L.P. and elimination of the investment in joint ventures associated therewith as a result of the Marcellus JV Buy-In.

(b)	Reflects the impact of applying purchase accounting to the acquisition of Alpha Shale Resources, L.P. The assigned fair values are subject to final purchase accounting valuation adjustments under GAAP and may change.

(c)	Reflects estimated incremental income tax provision assuming the earnings of Rice Energy Inc. and Alpha Shale Resources, L.P. had been subject to federal income tax as a subchapter C corporation using an effective tax rate of approximately 41%. This rate is inclusive of federal, state and local income taxes.

(d)	Reflects the elimination of interest expense related to the revolving credit facilities of Rice Drilling B, LLC and Alpha Shale Resources, L.P., which were repaid in full in connection with the IPO, partially offset by an increase in unused commitment fees related to the revolving credit facility of Rice Drilling B, LLC.

(e)	Reflects basic and diluted income per common share giving effect to (i) the issuance of 9,523,810 shares of common stock to Alpha Holdings as partial consideration of the Marcellus JV Buy-In and (ii) the issuance of 30,000,000 shares of common stock in the IPO. As we incurred a loss for the period presented, no dilutive impact occurred.

(f)	Reflects the elimination of the non-recurring gain on acquisition of our Marcellus joint venture resulting from the remeasurement of our equity investment at fair value at the time of purchase.

3.	Income Taxes—Unaudited

At the date of IPO, Rice Energy Inc. owned 100% of Rice Drilling B and Subsidiaries. Rice Drilling B was a limited liability company not subject to federal income taxes before IPO. However, in connection with the closing of the IPO, as a result of our corporate reorganization, we became a corporation subject to federal income tax and, as such, our future income taxes will be dependent upon our future taxable income. The change in tax status would require the recognition of a deferred tax asset or liability for the initial temporary differences at the time of the change in status. The resulting deferred tax liability is approximately $145.1 million.

No current tax expense would result as of the date of the change in status. The recognition of the initial deferred tax liability will be recorded in equity at the date of IPO, but not in the financials as of December 31, 2013.

4.	Supplemental Information on Gas-Producing Activities—Unaudited

The historical pro forma supplemental natural gas disclosure is derived from the combined financial statements of Rice Energy and our Marcellus joint venture included elsewhere in this prospectus and valuations prepared by the independent petroleum engineering firm of Netherland, Sewell and Associates, Inc. for us and our Marcellus joint venture. For information regarding our independent petroleum engineers and the basis and assumptions for our reserve estimates, please see Note 17 to the consolidated financial statements of Rice Energy and Note 11 to the financial statements for Alpha Shale Resources, LP as of and for the year ended December 31, 2013. The unaudited pro forma combined supplemental natural gas disclosures of the Company reflect the combined historical results of Rice Energy and Alpha Shale Resources, LP, on a pro forma basis to give effect to the transactions, described above, as if they had occurred on December 31, 2013 for pro forma supplemental natural gas disclosure purposes.

In accordance with SEC regulations, reserves at December 31, 2013 were estimated using the unweighted arithmetic average first-day-of-the-month price for the preceding 12-month period. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than those of producing natural gas properties. Accordingly, the estimates may change as future information becomes available.

Pro forma reserve quantity information for the year ended December 31, 2013 is as follows (in millions of cubic feet, MMcf):

	Historical Rice Energy	Consolidation of Marcellus JV Pro Forma Adjustments	Pro Forma Rice Energy Inc.
Proved developed and undeveloped reserves:
Beginning of year	304,272	256,236	560,508
Extensions and discoveries	100,626	39,623	140,249
Revisions of previous estimates	757	(53,605)	(52,848)
Production	(22,995)	(22,886)	(45,881)

End of year	382,660	219,368	602,028

Proved developed reserves:
Beginning of year	61,225	70,026	131,251
End of year	144,310	104,741	249,051
Proved undeveloped reserves:
Beginning of year	243,047	186,210	429,257
End of year	238,350	114,627	352,977

Extensions, Discoveries and Other Additions

On a pro forma basis, we added 140,249 MMcf through its drilling program in the Marcellus Shale in 2013.

Information with respect to our pro forma estimated discounted future net cash flows related to proved natural gas reserves as of December 31, 2013 is as follows (in thousands):

	Historical Rice Energy	Consolidation of Marcellus JV Pro Forma Adjustments	IPO Pro Forma Adjustments	Pro Forma Rice Energy Inc.
Future cash inflows	$1,496,294	$854,334	$—	$2,350,628
Future production costs	(517,101)	(264,853)	—	(781,954)
Future development costs	(219,879)	(92,689)	—	(312,568)
Future income tax expenses	—	—	(451,493)	(451,493)

Future net cash flows	759,314	496,792	(451,493)	804,613
10% discount for estimated timing of cash flows	(342,150)	(204,586)	185,781	(360,955)

Standardized measure of discounted future net cash flows	$417,164	$292,206	$(265,712)	$443,658

For information on our assumptions regarding pricing, please see Note 17 to the consolidated financial statements of Rice Energy and Note 11 to the financial statements for Alpha Shale Resources, LP as of and for the year ended December 31, 2013.

The following are the principal sources of changes in our pro forma standardized measure of discounted future net cash flows for 2013 (in thousands):

	Historical Rice Energy	Consolidation of Marcellus JV Pro Forma Adjustments	IPO Pro Forma Adjustments	Pro Forma Rice Energy Inc.
Balance at beginning of period	$102,218	$142,154	$(23,942)	$220,430
Net change in prices and production costs	101,345	163,948	—	265,293
Net change in future development costs	29,336	5,563	—	34,899
Natural gas net revenues	(68,135)	(65,563)	—	(133,698)
Extensions	114,489	37,901	—	152,390
Revisions of previous quantity estimates	1,133	(29,504)	—	(28,371)
Previously estimated development costs incurred	66,894	62,507	—	129,401
Changes in taxes	—	—	(241,770)	(241,770)
Accretion of discount	10,230	14,222	—	24,452
Changes in timing and other	59,654	(39,022)	—	20,632

Balance at end of period	$417,164	$292,206	$(265,712)	$443,658

Gains on sales of interests in gas properties are not included in the information set forth above. We have also allocated certain general and administrative expenses to our results of operations as these expenses relate to production activities.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Rice Energy Inc.

We have audited the accompanying consolidated balance sheets of Rice Energy Inc. as of December 31, 2013 and 2012, and the related consolidated statements of operations, cash flows and equity for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rice Energy Inc. at December 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

March 21, 2014 (except for Note 1, Note 8, Note 15 and Note 16,

as to which the date is August 8, 2014)

RICE ENERGY INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands)	2013	2012
Assets
Current assets:
Cash	$31,612	$8,547
Restricted cash	8,268	—
Accounts receivable	31,765	8,557
Receivable from affiliate	2,244	11,879
Prepaid expenses and other	863	321

Total current assets	74,752	29,304

Investments in joint ventures	49,814	30,976
Gas collateral account	3,700	5,843
Proved natural gas properties, net	270,523	159,988
Unproved natural gas properties	457,836	111,030
Property and equipment, net	5,972	2,622
Deferred financing costs, net	12,292	5,208
Other non-current assets	4,921	—

Total assets	$879,810	$344,971

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$20,120	$8,814
Accounts payable	51,219	19,793
Royalties payable	9,393	1,960
Accrued interest	250	2,004
Accrued capital expenditures	16,753	2,359
Other accrued liabilities	8,283	5,585
Leasehold payable	18,606	3,954
Derivative liabilities	965	2,260
Payable to affiliate	6,148	2,482
Operated prepayment liability	1,201	11,553

Total current liabilities	132,938	60,764

Long-term liabilities:
Long-term debt	406,822	140,506
Leasehold payable	1,675	106
Restricted units	36,306	3,400
Other long-term liabilities	3,422	2,004

Total liabilities	581,163	206,780
Stockholders’ equity	298,647	138,191

Total liabilities and stockholders’ equity	$879,810	$344,971

See accompanying Notes to Consolidated Financial Statements.

RICE ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(in thousands)	2013	2012	2011
Revenues:
Natural gas sales	$87,847	$26,743	$13,972
Other revenue	757	457	—

Total revenues	88,604	27,200	13,972

Operating expenses:
Lease operating	8,309	3,688	1,617
Gathering, compression and transportation	9,774	3,754	540
Production taxes and impact fees	1,629	1,382	—
Exploration	9,951	3,275	660
Restricted unit expense	32,906	—	170
General and administrative	16,953	7,599	5,208
Depreciation, depletion and amortization	32,815	14,149	5,981
Write-down of abandoned leases	—	2,253	109
Loss (gain) from sale of interest in gas properties	4,230	—	(1,478)

Total operating expenses	116,567	36,100	12,807

Operating income (loss)	(27,963)	(8,900)	1,165

Other income (expense):
Interest expense	(17,915)	(3,487)	(531)
Other income (expense)	(357)	112	161
Gain (loss) on derivative instruments	6,891	(1,381)	574
Amortization of deferred financing costs	(5,230)	(7,220)	(2,675)
Loss on extinguishment of debt	(10,622)	—	—
Equity in income of joint ventures	19,420	1,532	370

Total other expense	(7,813)	(10,444)	(2,101)

Net loss	$(35,776)	$(19,344)	$(936)

Weighted average common shares outstanding;
Basic and Diluted	80,441	57,967	39,958
Net loss per common share
Basic and Diluted	$(0.44)	$(0.33)	$(0.02)

Pro forma income tax benefit	14,844

Pro forma net loss	$(20,932)

Pro forma net loss per common share
Basic and Diluted	$(0.26)

See accompanying Notes to Consolidated Financial Statements.

RICE ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2013	2012	2011
Cash flows from operating activities:
Net loss	$(35,776)	$(19,344)	$(936)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	32,815	14,149	5,981
Amortization of deferred financing costs	5,230	7,220	2,675
Loss (gain) from sale of interest in gas properties	4,230	—	(1,478)
Restricted unit expense	32,906	—	170
Write-off of unsuccessful exploratory well costs	8,143	—	—
Derivative instruments fair value (gain) loss	(6,891)	1,381	(574)
Equity in income of joint ventures	(19,420)	(1,532)	(370)
Write-down of abandoned leases and other leasehold costs	—	2,253	109
(Increase) decrease in:
Accounts receivable	(17,208)	(3,828)	(4,310)
Receivable from affiliate	9,635	(8,403)	(76)
Gas collateral account	643	(4,137)	(207)
Prepaid expenses and other	(541)	(212)	73
Cash receipts for settled derivatives	676	879	574
Increase (decrease) in:
Accounts payable	2,273	(30)	(125)
Royalties payable	7,432	775	1,117
Other accrued expenses	5,859	7,391	746
Payable to affiliate	3,666	424	1,762

Net cash provided by (used in) operating activities	33,672	(3,014)	5,131

Cash flows from investing activities:
Capital expenditures for natural gas properties	(463,128)	(109,149)	(69,077)
Investment in joint ventures	—	(9,957)	(15,205)
Capital expenditures for property and equipment	(2,259)	(867)	(673)
Proceeds from sale of interest in gas properties	6,792	—	5,710

Net cash used in investing activities	(458,595)	(119,973)	(79,245)

Cash flows from financing activities:
Proceeds from borrowings	435,500	44,361	82,972
Repayments of debt obligations	(160,760)	(10,152)	(7,726)
Restricted cash for convertible debt	(8,268)	—	—
Debt issuance costs	(12,194)	(1,913)	(9,699)
Common stock issuance	195,977	96,782	7,900
Repurchase of common stock	(2,267)	(1,133)	—
Return of capital	—	(800)	—

Net cash provided by financing activities	447,988	127,145	73,447

Net increase (decrease) in cash	23,065	4,158	(667)
Cash at the beginning of the year	8,547	4,389	5,056

Cash at the end of the year	$31,612	$8,547	$4,389

Supplemental disclosure of noncash investing and financing activities
Capital expenditures for natural gas properties financed by accounts payable	$48,615	$18,083	$10,529
Capital expenditures for natural gas properties financed by other accrued liabilities	16,753	2,359	5,936
Natural gas properties financed through borrowings	—	18,328	1,016
Accretion of debt discount	2,099	—	—
Gas collateral financed by accounts payable	—	1,500	—
Capital expenditures for property, office furniture and equipment funded by capital lease borrowings	1,557	419	—
Property and equipment financed through borrowings	503	1,270	—
Natural gas properties financed through deferred payment obligations	20,281	3,577	5,314
Natural gas properties financed through other liabilities	—	8,261	—
Application of advances from joint interest owners	(10,415)	—	—
Warrants issued in exchange for services	—	—	3,294
Conversion of related-party note payable to common stock	255	11,332	—

See accompanying Notes to Consolidated Financial Statements.

RICE ENERGY INC.

CONSOLIDATED STATEMENTS OF EQUITY

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Common Stock ($0.01 par)	Additional Paid-In Capital	Accumulated Deficit	Total
Balance as December 31, 2010	$392	$45,223	$(9,052)	$36,563
Capital Contributions	14	7,886	—	7,900
Issuance of warrants	—	3,294	—	3,294
Net loss	—	—	(936)	(936)

Balance as December 31, 2011	406	56,403	(9,988)	46,821
Capital Contributions, net	192	99,990	—	100,182
Return of Capital	(1)	(799)	—	(800)
Conversion of related-party notes payable	25	11,307	—	11,332
Net loss	—	—	(19,344)	(19,344)

Balance at December 31, 2012	622	166,901	(29,332)	138,191
Capital Contributions, net	258	195,974	—	196,232
Net loss	—	—	(35,776)	(35,776)

Balance at December 31, 2013	$880	$362,875	$(65,108)	$298,647

See accompanying Notes to Consolidated Financial Statements.

RICE ENERGY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies and Related Matters

Organization, Operations and Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Rice Energy Inc. (“the Company” or “Rice Energy”) and its wholly owned subsidiaries, Rice Drilling B LLC (“Rice Drilling B”), Rice Drilling C LLC (“Rice C”), Rice Drilling D LLC (“Rice D”), RDB Real Estate Holdings LLC (“RDB Real Estate”), Blue Tiger Oilfield Services LLC (“Blue Tiger”), Rice Poseidon Midstream LLC (“Rice PM”), and Rice Olympus Midstream LLC (“Rice OM”). All significant intercompany accounts have been eliminated in consolidation.

In October 2013, the Company was formed as a Delaware corporation for the purpose of becoming a publicly traded company and the holding company of Rice Drilling B. The historical financial information contained in this report relates to periods that ended prior to the completion of the IPO of Rice Energy. In connection with the completion of its IPO and corporate reorganization on January 29, 2014, Rice Energy became a holding company whose sole material asset consists of a 100% indirect ownership interest in Rice Drilling B. As the sole managing member of Rice Drilling B, Rice Energy is responsible for all operational, management and administrative decisions relating to Rice Drilling B. Accordingly, this reorganization constituted a common control transaction and the accompanying consolidated financial statements are presented as though this reorganization had occurred for the earliest period presented herein.

On January 25, 2012, Rice Partners, the owner of 90% of the total shares outstanding in Rice Energy, assigned its preferred units in Rice Energy to its wholly owned subsidiary, Rice Energy Appalachia LLC (“REA”). Concurrent with Rice Partners’ assignment of its shares to REA, REA and Natural Gas Partners (“NGP”), a private equity firm, finalized a $100.0 million equity commitment to REA from NGP of which $75 million of NGP’s commitment was funded at closing on January 25, 2012. Cash proceeds from the investments were contributed by REA to Rice Energy. NGP received a put right with respect to their equity investment at REA which was contingently exercisable upon the occurrence of certain events. The earliest date that this put right could have been exercised is January 25, 2017. The fair value of this put right was de minimis given the accretion in fair value of REA. In conjunction with the equity investment in NGP, Daniel J. Rice III converted his outstanding promissory notes into equity of REA. On August 30, 2012, NGP funded the remaining $25 million of its commitment at REA.

During the year ended December 31, 2013, REA finalized a $300 million equity commitment from NGP, of which approximately $200 million was funded in April 2013 and contributed to Rice Energy. Cash proceeds from the investment were used to partially fund our Utica Shale leasehold acquisitions in southeastern Ohio. NGP’s equity commitments terminated in connection with the closing of the Rice Energy Inc. (“Rice Energy”) initial public offering (“IPO”).

Rice Drilling B is the operating company of Rice Energy and as such is engaged in the acquisition, exploration, and development of natural gas properties in the Appalachian Basin.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and changes in these estimates are recorded when known.

Revenue Recognition

Sales of natural gas are recognized when natural gas has been delivered to a custody transfer point, persuasive evidence of a sales arrangement exists, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured, and the sales price is fixed or determinable. Natural gas is sold by the Company under contracts with the Company’s natural gas marketers. Pricing provisions are tied to the Platts Gas Daily market prices.

Cash

The Company maintains cash at financial institutions which may at times exceed federally insured amounts and which may at times significantly exceed consolidated balance sheet amounts due to outstanding checks. The Company has no other accounts that are considered cash equivalents.

Accounts Receivable

Accounts receivable are primarily from the Company’s two gas marketers. The Company extends credit to parties in the normal course of business based upon management’s assessment of their creditworthiness. A valuation allowance is provided for those accounts for which collection is estimated as doubtful; uncollectible accounts are written off and charged against the allowance. In estimating the allowance, management considers, among other things, how recently and how frequently payments have been received and the financial position of the party. There was no allowance recorded for any of the periods presented in the consolidated financial statements. Accounts receivable as of December 31, 2013 and 2012 are detailed below.

	December 31,
(in thousands)	2013	2012
Natural gas sales	$16,534	$5,564
Joint interest	6,391	1,810
Other	8,840	1,183

Total accounts receivable	$31,765	$8,557

Investments in Joint Ventures

The Company accounts for its oilfield service company joint venture investment and for periods prior to the completion of the Marcellus JV Buy-In accounted for our Marcellus joint venture investment, under the equity method of accounting as we have significant influence, but not control, over the joint ventures as of December 31, 2013.

Under the equity method of accounting, investments are carried at cost, adjusted for the Company’s proportionate share of the undistributed earnings or losses and reduced for any distributions from the investment. The Company also evaluates its equity method investments for potential impairment whenever events or changes in circumstances indicate that there is an other-than-temporary decline in value of the investment. Such events may include sustained operating losses by the investee or long-term negative changes in the investee’s industry. These indicators were not present, and as a result, the Company did not recognize any impairment charges related to its equity method investments for any of the periods presented in the consolidated financial statements.

On January 29, 2014, in connection with the closing of the IPO and pursuant to the Transaction Agreement between it and Alpha Holdings dated as of December 6, 2013 (the “Transaction Agreement”), Rice Energy completed its acquisition of Alpha Holdings’ 50% interest in its Marcellus joint venture (“Marcellus JV Buy-In”) in exchange for total consideration of $322 million, consisting of $100 million of cash and its issuance to Alpha Holdings of 9,523,810 shares of our common stock. See Note 15 for additional information.

Natural Gas Properties

The Company uses the successful efforts method of accounting for gas-producing activities. Costs to acquire mineral interests in gas properties, to drill and equip exploratory wells that result in proved reserves, are capitalized. Costs to drill exploratory wells that do not identify proved reserves as well as geological and geophysical costs and costs of carrying and retaining unproved properties are expensed. The Company wrote off approximately $8.1 million of costs associated with the drilling of the Bigfoot 7H in the fourth quarter of 2013.

Unproved gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Capitalized costs of producing gas properties and support equipment directly related to such properties, after considering estimated residual salvage values, are depreciated and depleted by the units of production method. Support equipment and other property and equipment not directly related to gas properties are depreciated over their estimated useful lives.

Management’s estimates of proved reserves are based on quantities of natural gas that engineering and geological analysis demonstrates, with reasonable certainty, to be recoverable from established reservoirs in the future under current operating and economic conditions. External engineers prepare the annual reserve and economic evaluation of all properties on a well-by-well basis. Additionally, the Company adjusts natural gas reserves for major well rework or abandonment during the year as needed. The process of estimating and evaluating natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering, and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, revisions in existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates represent the Company’s most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates over time. Because estimates of reserves significantly affect the Company’s depreciation, depletion, and amortization expense, a change in the Company’s estimated reserves could have a material effect on the Company’s operating results.

On the sale of an entire interest in an unproved property for cash, a gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained unless the proceeds received are in excess of the cost basis which would result in gain on sale.

Interest

The Company capitalizes interest on expenditures for significant exploration and development projects while activities are in progress to bring the assets to their intended use. Upon completion of construction of the asset, the associated capitalized interest costs are included within our asset base and depleted accordingly. The following table summarizes the components of the Company’s interest incurred for the periods indicated (in thousands):

	2013	2012	2011
Interest incurred:
Interest capitalized	$8,034	$7,695	$5,405
Interest expensed	17,915	3,487	531

Total incurred	$25,949	$11,182	$5,936

Property and Equipment

Property and equipment are recorded at cost and are being depreciated over estimated useful lives of three to forty years on a straight-line basis. Accumulated depreciation was $1.3 million and $0.6 million at December 31, 2013 and 2012, respectively. Depreciation expense was $0.7 million, $0.6 million and $0.1 million for the years ended December 31, 2013, 2012 and 2011, respectively, and is included in depreciation, depletion, and amortization expense in the accompanying statements of consolidated operations.

Long-Lived Assets

Long-lived assets to be held and used or disposed of other than by sale are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. When required, impairment losses on assets to be held and used or disposed other than by sale are recognized based on the fair value of the asset. Long-lived assets to be disposed of by sale are reported at the lower of their carrying amount or fair value less selling costs.

Deferred Financing Costs

Deferred financing costs are amortized on a straight-line basis, which approximates the interest method, over the term of the related agreement. Accumulated amortization was $14.3 million and $9.9 million at December 31, 2013 and 2012, respectively. Amortization expense was $5.2 million , $7.2 million and $2.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. The annual amortization of deferred financing costs for years subsequent to December 31, 2013, is expected to be approximately $1.9 million in 2014, $1.9 million in 2015, $1.9 million in 2016, $1.9 million in 2017 and $1.1 million in 2018.

Delay Rental Agreements

The Company has leased drilling rights under agreements which specify additional payments for the privilege of deferring drilling operations for another year. Costs incurred to extend such agreements were $1.6 million and $3.1 million for the years ended December 31, 2013 and 2012, respectively.

Asset Retirement Obligations

The Company records the fair value of a legal liability for an asset retirement obligation in the period in which it is incurred. For gas properties, this is the period in which a gas well is acquired or drilled. The Company’s retirement obligations relate to the abandonment of gas-producing facilities and include costs to reclaim drilling sites and dismantle and relocate or dispose of gathering systems, wells, and related structures. Estimates are based on historical experience in plugging and abandoning wells and estimated remaining lives of those wells based on reserve estimates.

When a new liability is recorded, the Company capitalizes the costs of the liability by increasing the carrying amount of the related long-lived asset. The liability is accreted to its present value each period and the capitalized cost is depreciated over the units of production basis.

Equity Incentives

The cost of employee and consultant services received in exchange for an award of equity instruments, such as restricted units, is measured based on the fair value of those instruments. Management established an estimated fair value for issued units based upon an income approach prior to December 31, 2013. At December 31, 2013, in connection with the IPO, a market approach was used. The restricted units are subject to a call option held by the Company which requires liability accounting for the restricted units. Details related to the restricted units are included in Notes 8 and 9.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. Consequently, the Company is not subject to income taxes; instead its members include the income in their tax returns.

Reclassifications

Certain reclassifications have been made to prior periods’ financial information related to post production costs, restricted unit liability and asset retirement obligations to conform to the 2013 presentation.

Correction of Errors

The Company’s net income for the year ended December 31, 2012 included expense of approximately $1.7 million that related to prior periods. These corrections resulted in additional exploration expense of approximately $1.1 million, lease operating expense of $0.5 million, and other expense of $0.1 million recorded in 2012. These errors were not material to prior periods, individually or in the aggregate, and were not material to the 2012 period. These errors did not impact debt covenant compliance nor distort operating results. Therefore, these items were corrected in fiscal 2012.

2.	Capitalized Costs Relating to Gas-Producing Activities

Proved and unproved capitalized costs related to the Company’s gas-producing activities are as follows (in thousands):

	2013	2012
Capitalized costs:
Unproved properties	$457,836	$111,030
Proved, producing properties	244,771	119,374
Proved, nonproducing properties	78,441	61,434

Total	781,048	291,838
Accumulated depreciation, depletion and amortization	52,689	20,820

Net capitalized costs	$728,359	$271,018

Entity’s share of equity method investees’ net capitalized costs	$91,166	$57,110

3.	Sale of Interests in Gas Properties

In December 2013, the Company agreed to sell interests in noncore assets in Guernsey County, Ohio and Lycoming County, Pennsylvania in two separate transactions. The Company agreed to sell an undivided 75.0% interest in certain of its Guernsey County leaseholds (representing approximately 2,136 net acres) to a third party in exchange for approximately $22.0 million, consisting of $11.0 million in cash and an $11.0 million carried working interest. Of the 2,136 net acres, 1,033 net acres closed subsequent to December 31, 2013. No gain or loss was recorded on this transaction.

In addition, the Company sold all of its Lycoming County acreage (100% non-operated) and related assets to another third party in exchange for $7.0 million of which $6.0 million will be paid on or before April 30, 2014. This receivable is included in accounts receivable on the accompanying consolidated balance sheet. There was no production or net proved reserves attributable to the interests sold in either transaction. The Company incurred a loss of $4.2 million in the fourth quarter of 2013 as a result of this transaction.

In March 2011, the Company entered into a joint operating agreement with US Energy Development Corporation (US Energy) covering those certain properties whereby the Company sold a 50% non-operated working interest in the properties to US Energy. Subsequent to this transaction, the Company owns a 50%

working interest in approximately 1,000 acres in the Whipkey field and has retained operatorship. The Company received cash consideration of $1.7 million and recorded a gain of $1.5 million on this transaction in the accompanying consolidated statements of operations.

4.	Long-Term Debt

Long-term debt consists of the following as of December 31, 2013 and 2012 (in thousands):

Description	December 31, 2013	December 31, 2012
Long-term Debt
Debentures (a)	$6,890	$60,000
Wells Fargo Energy Capital Credit Facility (b)	—	70,000
Second Lien Term Loan Facility (c)	293,821	—
NPI Note (d)	8,028	15,282
Senior Secured Revolving Credit Facility (e)	115,000	—
Other	3,203	4,038

Total debt	$426,942	$149,320
Less current portion	20,120	8,814

Long-term debt	$406,822	$140,506

Debentures (a)

In June of 2011, the Company sold $60.0 million of its 12% Senior Subordinated Convertible Debentures due 2014 (“the Debentures”) in a private placement to certain accredited investors as defined in Rule 501 of Regulation D. The Debentures accrue interest at 12% per year payable monthly in arrears by the 15th day of the month and mature on July 31, 2014 (“Maturity Date”). The Debentures are the Company’s unsecured senior obligations and rank equally with all of the Company’s current and future senior unsecured indebtedness.

From July 31, 2013 through August 20, 2013 (“the put redemption period”), any holder of Debentures had the right to cause the Company to repurchase all or any portion of the Debentures owned by such holder at 100% of the portion of the principal amount of the Debentures as to which the right was being exercised, plus a premium of 20%. During the put redemption period, the Company repurchased $53.1 million of outstanding Debentures and paid a put premium of $10.6 million in accordance with the terms of the agreements. The put redemption period expired in the nine months ended September 30, 2013 and the Company recorded the premium of $10.6 million as a loss on extinguishment of debt in the statement of consolidated operations for the year ended December 31, 2013.

At any time after July 31, 2013 until the Maturity Date, the Company has the right to redeem all, but not less than all, of the Debentures on 30 days prior written notice at a redemption price equal to 100% of the principal amount of the Debentures plus a premium of 50%. In connection with the IPO, the convertible debentures and warrants of Rice Drilling B were amended to become convertible or exercisable for an aggregate 1,671,800 shares of common stock of Rice Energy Inc. Through March 10, 2014, approximately $5.0 million of the convertible debentures had been converted into 433,073 shares of Rice Energy Inc. common stock. On February 28, 2014, the Company issued a call notice on the remaining convertible debentures, requiring a response by March 30, 2014. Amounts not converted by the redemption date will receive a cash payment from the Company of 100% of the principal amount plus a premium of 50%, which could result in additional costs of $1.0 million if all remaining convertible debentures are redeemed. As the principal amount of the convertible debentures outstanding has been reduced to less than $5.0 million, the Company is no longer required to maintain restricted cash.

In connection with the convertible debt offering, Rice Drilling B granted warrants that were issued on August 15, 2011, to certain of the broker-dealers involved in the private placement. These warrants are considered to be separate instruments issued solely in lieu of cash compensation for services provided by the broker-dealers. Two separate classes of warrants were issued (Normal and Bonus), the sole difference being the exercise price.

The fair value of these warrants at the date of grant was estimated using the Black-Scholes valuation model with the following assumptions:

Dividend yield	—%
Expected volatility	72.1%
Risk-free rate	0.96%
Expected life	5 years

“Normal” warrant
Number of warrants issued	1,044
Exercise price	$10,000
Grant date fair value, per unit	$2,569
Weighted average contractual life	5 years

“Bonus” warrant
Number of warrants issued	192
Exercise price	$6,250
Grant date fair value, per unit	$3,184
Weighted average contractual life	5 years

The fair value of $3.3 million of the above warrants were recorded as a deferred financing cost during the year ended December 31, 2011, and were amortized over the term of the Debentures. Subsequent to December 31, 2013, two warrants had been exercised in exchange for 1,728 shares of Rice Energy Inc. common stock. If all warrants are exercised approximately 1.1 million shares of Rice Energy Inc. common stock would be issued.

Wells Fargo Energy Capital Credit Facility (b)

In November of 2012, the Company amended and restated its then existing credit facility with Wells Fargo. In connection with the amendment and restatement, a lender was added to the new facility. The amendment and restatement was accounted for as a modification of the debt, resulting in $0.2 million of third-party costs associated with the amendment and restatement being expensed. The Wells Fargo Energy Capital Credit Facility (“Wells Fargo Energy Capital Credit Facility”) was subject to a maximum borrowing base equal to $200.0 million, as determined unanimously by Wells Fargo Energy Capital, in accordance with customary lending practices. This loan was repaid using proceeds from the Second Lien Term Loan Facility during the second quarter of 2013.

Second Lien Term Loan Facility (c)

On April 25, 2013, the Company entered into a Second Lien Term Loan Facility (“Second Lien Term Loan Facility”) with Barclays Bank PLC, as administrative agent, and a syndicate of lenders in an aggregate principal amount of $300.0 million. The Company estimated the discount on issuance of this instrument based upon an estimate of market rates at the inception of the instrument and recorded a discount of $4.5 million. The discount is being amortized over the life of the note using an effective interest rate of 0.284% using the effective yield method. As of December 31, 2013, the Company had a balance of $293.8 million relating to the Second Lien Term Loan Facility, this includes borrowings outstanding of $297.7 million less a discount of $3.9 million. The Second Lien Term Loan Facility matures October 25, 2018. Approximately $7.3 million in fees were capitalized in connection with the Second Lien Term Loan Facility.

Principal amounts borrowed under the Second Lien Term Loan Facility are payable in an amount equal to 0.25% of the initial principal amount at the end of each quarter with the remainder payable on the maturity date. Interest is payable in arrears at the end of each quarter and on the maturity date. The Company has the choice to borrow in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to LIBOR plus 725 basis points. Base rate loans bear interest at a rate per annum equal to the greatest of (i) 2.25%, (ii) the agent bank’s reference rate, (iii) the federal funds effective rate plus 50 basis points and (iv) the rate for one month Eurodollar loans plus 100 basis points, plus 625 basis points. The Company may prepay the borrowings under the Second Lien Term Loan Facility at any time, provided that any prepayments of principal amounts during the first year following the closing date are subject to a 2% premium and any prepayments of principal during the second year following the closing date are subject to 1% premium. The interest rate was 8.5% as of December 31, 2013.

The Second Lien Term Loan Facility is secured by liens on substantially all of the Company’s properties that are subordinated to the liens securing the revolving credit facility and guarantees from the Company’s subsidiaries other than any subsidiary that have been designated as an unrestricted subsidiary. The Second Lien Term Loan Facility contains restrictive covenants that may limit the Company’s ability to, among other things:

•	incur additional indebtedness;

•	sell assets;

•	withdraw funds from specified restricted account;

•	make loans to others;

•	make investments;

•	enter into mergers;

•	make or declare dividends;

•	hedge future production or interest rates;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.

The Second Lien Term Loan Facility also requires the Company to maintain an asset coverage ratio, which is the ratio of the present value of oil and gas reserves (discounted at 10% per annum) to the sum of all secured debt (including any debt incurred by the Company’s Marcellus joint venture under its credit facility or any replacement or refinancing of its credit facility) of not less than 1.5 to 1.0.

The Company was in compliance with such covenants and ratios as of December 31, 2013.

NPI Note (d)

In November of 2012, in connection with the amendment of the Wells Fargo Credit Facility, the Company repurchased the NPI it had previously assigned to Wells Fargo for $26.5 million, of which $9.5 million was paid at the closing of the Wells Fargo Energy Capital Credit Facility and $17.0 million was financed by a note to Wells Fargo. The Company accounted for this as the acquisition of a mineral right and therefore capitalized this amount in proved properties and will amortize using the units of production method. There is no stated interest rate associated with this note and as a result, this note was considered to have below market financing rates. The Company estimated the discount on issuance of this instrument based upon an estimate of market rates at the inception of the instrument and recorded a discount of $2.0 million. The discount is being amortized over the life of the note using an effective interest rate of 12.10% using the effective yield method. As part of the use of proceeds from the Second Lien Term Loan Facility, the Company repaid $8.5 million of this note during the second quarter of 2013. A final payment of $8.5 million is due to be repaid in June of 2014.

Senior Secured Revolving Credit Facility (e)

On April 25, 2013, the Company entered into a revolving credit facility with Wells Fargo Bank, N.A., as administrative agent, and a syndicate of lenders with a maximum credit amount of $500.0 million and a sublimit for letters of credit of $10.0 million. As of December 31, 2013, the sublimit for the letters of credit was $100.0 million. The amount available to be borrowed under the revolving credit facility is subject to a borrowing base that is redetermined semiannually as of each January 1 and July 1 and depends on the volumes of our proved oil and gas reserves and estimated cash flows from these reserves and our commodity hedge positions. The next redetermination is scheduled to occur in April 2014. As of December 31 2013, the borrowing base was $200.0 million. As of December 31, 2013, we had $115.0 million in borrowings and approximately $22.5 million in letters of credit outstanding under our revolving credit facility. The revolving credit facility matures April 25, 2018.

Principal amounts borrowed are payable on the maturity date, and interest is payable quarterly for base rate loans and at the end of the applicable interest period for Eurodollar loans. The Company has a choice of borrowing in Eurodollars or at the base rate. Eurodollar loans bear interest at a rate per annum equal to LIBOR plus an applicable margin ranging from 175 to 275 basis points, depending on the percentage of our borrowing base utilized. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 75 to 175 basis points, depending on the percentage of our borrowing base utilized. The Company may repay any amounts borrowed prior to the maturity date without any premium or penalty other than customary LIBOR breakage costs. The weighted average interest rate was 2.39% as of December 31, 2013.

The credit facility is secured by liens on substantially all of the properties of the Company and guarantees from its subsidiaries other than any subsidiary that we have designated as an unrestricted subsidiary. The credit facility contains restrictive covenants that may limit our ability to, among other things:

•	incur additional indebtedness;

•	sell assets;

•	make loans to others;

•	make investments;

•	enter into mergers;

•	make or declare dividends;

•	hedge future production or interest rates;

•	incur liens; and

•	engage in certain other transactions without the prior consent of the lenders.

The credit facility also requires the Company to maintain the following three financial ratios, which are measured at the end of each calendar quarter:

•	a current ratio, which is the ratio of the Company’s consolidated current assets (includes unused commitment under the credit facility and excludes derivative assets) to its consolidated current liabilities, of not less than 0.75 to 1.0 as of March 31, 2013 and 1.0 to 1.0 at the end of each fiscal quarter thereafter;

•	a minimum interest coverage ratio, which is the ratio of consolidated EBITDAX based on the trailing twelve month period to consolidated interest expense, of not less than 2.5 to 1.0; and

•

an asset coverage ratio, which is the ratio of the present value of the Company’s oil and gas reserves (discounted at 10% per annum) to the sum of all our secured debt (including 50% of any debt incurred by the Company’s Marcellus joint venture under its credit facility or any replacement or refinancing of its credit facility) of not less than 1.5 to 1.0 so long as any debt is outstanding under the term loan facility.

The Company was in compliance with such covenants and ratios as of December 31, 2013.

Concurrently with the closing of Rice Energy’s IPO, the Company amended its revolving credit facility to, among other things, increase the maximum commitment amount to $1.5 billion and lower the interest rate owed on amounts borrowed under the revolving credit facility. After giving effect to the amendment, the borrowing base under the credit facility was increased to $350 million as a result of the Marcellus JV Buy-In. Eurodollar loans under the amended revolving credit facility bear interest at a rate per annum equal to LIBOR plus an applicable margin ranging from 150 to 250 basis points, depending on the percentage of borrowing base utilized. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Eurodollar loans plus 100 basis points, plus an applicable margin ranging from 50 to 150 basis points, depending on the percentage of borrowing base utilized. The Company will be subject to the same financial ratios and substantively the same restricted covenants as under the revolving credit facility prior to such amendment. The amended revolving credit facility will mature upon the earlier of the date that is five years following the closing of the amendment and the date that is 180 days prior to the maturity of the second lien term loan facility, if any amounts are outstanding under that facility as of such date.

Expected aggregate maturities of notes payable subsequent to December 31, 2013, are as follows (in thousands):

2014	$20,120
2015	3,058
2016	2,277
2017	2,173
2018	399,314

Total	$426,942

Interest paid in cash was $27.7 million and $10.2 million for years ended December 31, 2013 and 2012, respectively. See Note 1 for information on capitalized interest.

5.	Fair Value of Financial Instruments

The Company determines fair value on a recurring basis for its liability related to restricted units and recorded amounts for derivative instruments as these instruments are required to be recorded at fair value for each reporting amount. Certain amounts in the Company’s financial statements are measured at fair value on a nonrecurring basis including discounts associated with long-term debt. Fair value is based on quoted market prices, where available. If quoted market prices are not available, fair value is based upon models that use as inputs market-based parameters, including but not limited to forward curves, discount rates, broker quotes, volatilities, and nonperformance risk.

The Company has categorized its fair value measurements into a three-level fair value hierarchy, based on the priority of the inputs to the valuation technique. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The Company’s fair value measurements relating to restricted units are included in Level 3. The Company’s fair value measurements relating to derivative instruments are included in Level 2. Since the adoption of fair value accounting, the Company has not made any changes to its classification of financial instruments in each category.

Items included in Level 3 are valued using internal models that use significant unobservable inputs. Items included in Level 2 are valued using management’s best estimate of fair value corroborated by third-party quotes.

The following liabilities were measured at fair value on a recurring basis during the period (refer to Notes 9 and 11 for details relating to the restricted units and derivative instruments) (in thousands):

		Fair Value Measurements at Reporting Date Using
Description	December 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Derivative Instruments, at fair value	$4,921	$—	$4,921	$—

Total assets	$4,921	$—	$4,921	$—

Liabilities:
Restricted units, at fair value	$36,306	$—	$—	$36,306
Derivative Instruments, at fair value	965	—	965	—

Total liabilities	$37,271	$—	$965	$36,306

		Fair Value Measurements at Reporting Date Using
Description	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities:
Restricted units, at fair value	$5,667	$—	$—	$5,667
Derivative Instruments, at fair value	2,260	—	2,260	—

Total liabilities	$7,927	$—	$2,260	$5,667

Fair Value Measurements Using
Significant Unobservable Inputs (Level 3)
Balance at December 31, 2011	$6,800
Total gain or losses:
Included in earnings	115
Transfers in and/or out of Level 3	—
Repurchase of restricted units	(1,133)
Settlement	(115)

Balance at December 31, 2012	$5,667
Total gain or losses:
Included in earnings	32,906
Transfers in and/or out of Level 3	—
Repurchase of restricted units	(2,267)
Settlement	—

Balance at December 31, 2013	$36,306

Gains and losses related to restricted units included in earnings for the period are reported in operating expenses in the statements of consolidated operations.

The carrying value of cash equivalents approximates fair value due to the short maturity of the instruments.

The estimated fair value of long-term debt on the consolidated balance sheets at December 31, 2013 and 2012 is shown in the table below (refer to Note 4 for details relating to the borrowing arrangements) (in thousands). The fair value was estimated using Level 3 inputs based on rates reflective of the remaining maturity as well as the Company’s financial position.

Description	2013	2012
Long-term debt, at fair value
Debentures	$12,671	$70,220
Wells Fargo Energy Capital Credit Facility	—	70,000
Second Lien Term Loan Facility	315,284	—
NPI Note	8,028	15,282
Senior Secured Revolving Credit Facility	115,000	—
Other	3,203	4,038

Total	$454,186	$159,540

6.	Lease Obligations

The Company leases drilling rights under agreements which expire at various times. The following represents the future minimum lease payments under the agreements as of December 31, 2013 (in thousands):

2014	$18,606
2015	1,398
2016	153
2017	124
2018 and thereafter	—

Total future minimum lease payments	$20,281

These lease payments are included as leasehold payables in the accompanying consolidated balance sheets.

Additionally, the Company has leased drilling rights under agreements which specify additional payments due in the event that the Company does not meet predetermined criteria within a specified period of time. The Company could be required to pay up to approximately $2.0 million, $1.0 million and $0.3 million in 2014, 2015 and 2016, respectively, under these agreements.

7.	Asset Retirement Obligations

The Company is subject to certain legal requirements which result in recognition of a liability related to the obligation to incur future plugging and abandonment costs. The Company records a liability for such asset retirement obligations and capitalizes a corresponding amount for asset retirement costs. The liability is estimated using the present value of expected future cash flows, adjusted for inflation and discounted at the Company’s credit adjusted risk-free rate.

A reconciliation of the beginning and ending aggregate carrying amount of asset retirement obligations for the years ended December 31, 2013 and 2012 is as follows (in thousands):

Balance at December 31, 2010	$289
Liabilities incurred	493
Accretion expense	53

Balance at December 31, 2011	$835
Liabilities incurred	382
Accretion expense	164

Balance at December 31, 2012	$1,381
Liabilities incurred	583
Accretion expense	150

Balance at December 31, 2013	$2,114

8.	Stockholders’ Equity

Stockholders include consultants and employees of the Company as well as REA.

As of December 31, 2012, all common stock associated with the Class A units was reserved for issuance pursuant to a Restricted Unit Agreement (see Note 9). Additionally, in connection with NGP’s $100.0 million equity investment into REA in 2012, of which 100% of the net proceeds were invested into Rice Energy, Rice Energy issued 13,252,145 shares of common stock to REA.

During 2013, the Company finalized a $300.0 million equity commitment from NGP of which approximately $200.0 million of NGP’s commitment was funded at closing in April 2013. Cash proceeds from the investment were used to fund Utica Shale leasehold acquisitions in southeastern Ohio. As a part of the reorganization that occurred in connection with the Rice Energy IPO, the Company became a wholly-owned subsidiary of REA and the restricted units were exchanged for common stock of Rice Energy. Furthermore, NGP’s equity commitments terminated in connection with the closing of the Rice Energy IPO.

Liquidation Preference

Prior to the reorganization in connection with the Rice Energy IPO, the terms of the governance documents of the Company provided that in the event of any liquidation, dissolution or winding up of the Company, distributions would first be made to members holding senior preferred units until such members have received cumulative distributions in an amount equal to the preferred return as defined in the REA agreement, second to the members holding preferred units in the amount of $49.9 million, then, until the Company had achieved breakeven operations, as defined, to the members holding preferred and Class A common units in proportion to their ownership interests and thereafter to the members in proportion to their ownership units. Following the restructuring, distributions in such event would be made to the sole member.

Repurchase Option

Up until the third anniversary of the grant of Class A and B restricted units, the Company or a member of its affiliates had the right to repurchase all of the units from the member at $1,700 per unit, as defined and in accordance with the Company’s then-existing limited liability company agreement. Subsequent to the third anniversary of the grant of Class A and B restricted units, the Company or a member of its affiliates has the right to repurchase all of the units from the member at fair market value, not less than $1,700 per unit, in accordance with the Company’s then-existing limited liability company agreement.

During 2012, REA exercised the option to repurchase all common shares associated with the 2,000 Class B restricted units for $3.4 million. In December 2012, a payment of $1.1 million was made by the Company to the member on behalf of REA. Additional payments of $2.3 million were made by the Company on behalf of REA in 2013. The Company was reimbursed these costs.

9.	Restricted Unit Agreements

Effective November 13, 2009, the Company entered into restricted unit agreements with an employee and consultants. Under separate and individual restricted unit agreements, the eligible employee and consultants are granted units which vest over a specified period of time. Each unit entitles the holder to an equity ownership in the Company. The restricted units are accounted for as liability awards, which require remeasurement each reporting period, as a result of the existence of a call option that permits the Company to repurchase the awards at a fixed amount that could be above or below fair market value of the units. Prior to November 13, 2012, the Company had the ability to exercise the call option at a specified amount. Subsequently, the Company’s call right is at fair market value. As of December 31, 2013, the remaining liability recorded for the restricted units represented fair value. Management established an estimated fair value for issued units based upon an income approach prior to December 31, 2013. The income approach requires use of internal business plans that are based on judgments and estimates regarding future economic conditions, costs, inflation rates and discount rates, among other factors. At December 31, 2013, in connection with the Rice Energy IPO, a market approach was used.

During 2012, REA exercised its option to repurchase all of the 2,000 Class B restricted units. A summary of the change in vested restricted units is as follows:

Restricted Units
Class A and Class B restricted units
Vested restricted units	4,000
Repurchased Class B restricted units	(2,000)

Vested restricted units as of December 31, 2012	2,000
Repurchased Class B restricted units	—

Vested restricted units as of December 31, 2013	2,000

10.	Incentive Units

REA, as the parent company of Rice Drilling B, granted Incentive Units to certain members of management. The Incentive Units are not accounted for as equity instruments as the Incentive Units do not have the characteristics of a substantive class of equity. Rather, the Incentive Units provide the holders with a performance bonus for fair value accretion of REA equity. In connection with the January 2012 NGP investment in REA, 100,000 Tier I Legacy units, 13,000 Tier II Legacy units, and 17,000 Tier III Legacy units were issued. The Incentive Units will only be paid in cash and payout for each tier occurs when a specified level of cumulative cash distributions has been received by NGP.

In connection with the April 2013 NGP investment in REA, an additional 900,000 Tier I Legacy units, 987,000 Tier II Legacy Units and 983,000 Tier III Legacy Units were issued. In addition, 100,000 New Tier I Units, 100,000 New Tier II Units, 100,000 New Tier III Units, and 100,000 New Tier IV Units were issued. In June 2013, an additional 717,546 New Tier I Units, 577,546 New Tier II Units, 577,546 New Tier III Units, and 577,546 New Tier IV Units were issued to certain members of management. Similar to above, there is no payout of the awards until specified level of cumulative cash distributions has been received by NGP.

During 2012 and 2013, no payments were made in respect of Incentive Units. The Company has not recognized compensation cost on the Incentive Units because the payment conditions, which relate to a liquidity event are not probable at December 31, 2013. The estimated payout under these awards at December 31, 2013 is approximately $142.3 million if a liquidity event were to occur. Prior to December 31, 2013, this estimate was based upon an option pricing model with various Level 3 assumptions including internal business plans that were based on judgments and estimates regarding future economic conditions, costs, inflation rates and discount rates, among other factors. To the extent market transactions were known, this information was factored into the fair value estimate. At December 31, 2013, the Company no longer used an income approach to estimate the fair value and instead utilized a market approach to estimate the fair value. This change in fair value method was a result of the Rice Energy IPO.

On January 23, 2014, in connection with our IPO and corporate reorganization, the incentive units described above were modified. As a result of these modifications, certain of these incentive units are to be settled in cash and others are to be settled by the issuance of stock. The Company has not yet quantified the amount of the expense associated with the modifications.

11.	Derivative Instruments

The Company uses derivative commodity instruments that are placed with major financial institutions whose creditworthiness is regularly monitored. Our derivative counterparties share in the Credit Agreement collateral. The Company’s derivative commodity instruments have not been designated as hedges for accounting purposes; therefore, all gains and losses were recognized in income currently. As of December 31, 2013, the Company entered into derivative instruments with Wells Fargo Bank, N.A. and Bank of Montreal fixing the price it receives for natural gas through November 28, 2017, as summarized in the following table:

Swap Contract Expiration	MMbtu/day	Weighted Average Price
2014	87,219	$4.112
2015	58,781	$4.153
2016	68,326	$4.233
2017	30,000	$4.343

Collar Contract Expiration	MMbtu/day	Floor/Ceiling
2014	10,000	$3.000/$5.800
2015	45,000	$4.000/$4.500

Basis Contract Expiration	MMbtu/day	Swap ($/MMBtu)
2014	15,000	$(0.205)
2015	10,000	$(0.410)

The following is a summary of the Company’s derivative instruments, which are recorded in the consolidated balance sheets as of December 31, 2013 and 2012 (in thousands):

	December 31, 2013	December 31, 2012
Current derivative assets	$2,270	$46
Long-term derivative assets	6,030	—

	$8,300	$46

Current derivative liabilities	$3,235	$2,306
Long-term derivative liabilities	1,109	—

	$4,344	$2,306

Net current value of derivative liabilities	$(965)	$(2,260)

Net long-term value of derivative assets	$4,921	$—

The following tables present the gross amounts of recognized derivative assets and liabilities, the amounts offset under netting arrangements with counterparties, and the resulting net amounts presented in the consolidated balance sheets for the periods presented, all at fair value (in thousands):

	December 31, 2013
Description	Gross Amounts of Recognized Assets	Gross Amounts Offset on Balance Sheet	Net Amounts of Assets (Liabilities) on Balance Sheet
Derivative assets	$13,000	$(4,700)	$8,300
Derivative liabilities	$256	$(4,600)	$(4,344)

	December 31, 2012
Description	Gross Amounts of Recognized Assets	Gross Amounts Offset on Balance Sheet	Net Amounts of Assets (Liabilities) on Balance Sheet
Derivative assets	$416	$(370)	$46
Derivative liabilities	$—	$(2,306)	$(2,306)

Both realized and unrealized gains and losses are recorded as a gain or loss on derivatives in the consolidated statement of operations under other income/expense. The Company had an unrealized gain of $6.2 million for the year ended December 31, 2013 and an unrealized loss of $2.3 million for the year ended December 31, 2012. There were no unrealized gains or losses for the year ended December 31, 2011. The Company had realized gains related to contract settlements of $0.7 million, $0.9 million and $0.6 million for the years ended December 31, 2013, 2012 and 2011 respectively.

12.	Commitments and Contingencies

On October 14, 2013, the Company entered into a Development Agreement and Area of Mutual Interest (“AMI”) Agreement with Gulfport Energy Corporation (“Gulfport”) covering approximately 50,000 aggregate net acres in the Utica Shale in Belmont County, Ohio. The Company refers to these agreements as “Utica Development Agreements.” Pursuant to the Utica Development Agreements, the Company had approximately 68.80% participating interest in acreage currently owned or to be acquired by the Company or Gulfport located within Goshen and Smith Townships (the “Northern Contract Area”) and an approximately 42.63% participating interest in acreage currently owned or to be acquired by the Company or Gulfport located within Wayne and Washington Townships (the “Southern Contract Area”), each within Belmont County, Ohio. The remaining participating interests are held by Gulfport. The participating interests of the Company and Gulfport in each of the Northern and Southern Contract Areas approximate the Company’s current relative acreage positions in each area.

Each quarter during the term of the Development Agreement, the Company and Gulfport will establish a work program and budget detailing the proposed exploration and development to be performed in the Northern and Southern Contract Areas, respectively, for the following year. The number of horizontal wells proposed to be drilled in each of the Northern Contract Area and Southern Contract Area is limited by the Development Agreement as follows: in 2013, no more than five wells; in 2014, between eight and 40 wells; in 2015, between eight and 50 wells; and thereafter, unlimited.

The Utica Development Agreements have terms of ten years and are terminable upon 90 days’ notice by either party; provided that, with respect to interests included within a drilling unit, such interests shall remain subject to the applicable joint operating agreement and the Company and Gulfport shall remain operators of drilling units located in the Northern AMI and Southern AMI, respectively, following such termination.

The Company is involved in various litigation matters arising in the normal course of business. Management is not aware of any actions that are expected to have a material adverse effect on its financial position or results of operations.

The Company has commitments for gathering and firm transportation under existing contracts with third parties. Future payments for these items as of December 31, 2013 totaled $637.2 million (2014—$28.3 million, 2015—$52.1 million, 2016—$65.6 million, 2017—$65.4 million, 2018—$64.0 million and thereafter—$361.8 million).

As of December 31, 2013, the Company had two horizontal drilling rigs under contract. One of these contracts expires in 2014. A third rig, which we took delivery of in February 2014, expires in 2015. Future payments for these items as of December 31, 2013 totaled $21.4 million (2014—$11.7 million and 2015—$9.7 million). Any other rig performing work for us is doing so on a well-by-well basis and therefore can be released without penalty at the conclusion of drilling on the current well. These types of drilling obligations have not been included in the amounts above. The values above represent the gross amounts that we are committed to pay without regard to our proportionate share based on our working interest.

Capital leases are entered into for vehicle purchases. The acquisition value of vehicles recorded under capital leases is $2.0 million. Accumulated amortization related to capital leases was $0.2 million and $8 thousand as of December 31, 2013 and 2012, respectively. Amortization expense related to capital leases was $0.2 million, $8 thousand and $0 as of December 31, 2013, 2012 and 2011, respectively. Future lease payments under capital leases as of December 31, 2013 totaled $1.6 million (2014—$0.4 million, 2015—$0.3 million, 2016—$0.3 million, 2017—$0.5 million and 2018—$0.1 million).

Operating leases are primarily entered into for various office locations. Rental expense under operating leases was $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Future lease payments under non-cancelable operating leases as of December 31, 2013 totaled $4.5 million (2014—$0.6 million, 2015—$1.0 million, 2016—$0.9 million, 2017—$0.8 million, 2018—$0.8 million and thereafter—$0.4 million).

13.	Related-Party Transactions

In prior periods, the Company reimbursed Rice Partners for expenses incurred on behalf of the Company. General and administrative expenses incurred by Rice Partners and reimbursed by the Company were $9.3 million, $4.8 million and $3.1 million for the years ended December 31, 2013 , 2012 and 2011, respectively. As of December 31, 2013 and 2012, $6.1 million and $2.5 million, respectively, of general and administrative expenses was due to Rice Partners and is recorded as due to affiliate on the consolidated balance sheet. Prior to the closing of the Rice Energy IPO, the Company terminated its agreement to reimburse Rice Partners for expenses incurred on its behalf.

Payments totaling $2.2 million, $0.8 million and $0.6 million were made during the years ended December 31, 2013, 2012 and 2011 respectively to Geological Engineering Services, Inc. (“GES”) in respect of consultancy services. GES is a drilling and completion engineering consulting company specializing in unconventional reservoirs like the Marcellus Shale. John P. LaVelle, Rice Energy’s Vice President of Drilling, served as president of GES from February 1994 until February 2010. There were no amounts outstanding between the Company and GES as of any period presented.

The Company was reimbursed for costs incurred on behalf of the Company’s Marcellus joint venture. General and administrative expenses incurred by the Company and reimbursed by the Company’s Marcellus joint venture were $1.6 million, $1.3 million and $0.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

As of December 31, 2012, the Company recorded a receivable from its Marcellus joint venture for $6.0 million representing capitalized costs that were approved to be contributed to the joint venture.

14.	Acquisitions

On December 31, 2012, the Company entered into a transaction to acquire certain producing shallow natural gas wells and unproved properties (the “Shallow-Well Acquisition”). Total firm consideration in the Shallow-Well Acquisition was approximately $10.0 million of which $3.3 million was paid to the seller in January 2013. An additional $1.0 million was paid to the seller as of December 31, 2013, reducing the notes payable. The remaining consideration will be transferred to the seller from 2014 to 2015. In addition to the firm consideration, the seller has the right to participate in the development of the unproved properties and the Company is responsible for funding $3.7 million of these activities. The Company has recorded the $10.0 million purchase price with the offset to proved and unproved properties.

15.	Earnings Per Share

Basic earnings per share (“EPS”) is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings per share takes into account the dilutive effect of potential common stock that could be issued by the Company in conjunction with warrants and convertible debentures. As indicated in Note 1, our corporate reorganization was considered a transaction amongst entities under common control. Therefore, the weighted average shares used in our EPS calculation assume that the Rice Energy Inc. corporate structure was in place for all periods presented. The following is a calculation of the basic and diluted weighted-average number of shares of common stock outstanding and EPS for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
(in thousands, except per share data)	2013	2012	2011
Loss (numerator):
Net loss	$(35,776)	$(19,344)	$(936)

Weighted-average shares (denominator):
Weighted-average number of shares of common stock – basic	80,441,905	57,966,572	39,958,066
Weighted-average number of shares of common stock - diluted	80,441,905	57,966,572	39,958,066

Loss per share:
Basic	$(0.44)	$(0.33)	(0.02)

Diluted	$(0.44)	$(0.33)	(0.02)

Approximately 1,671,800, 1,671,800 and 648,404 shares at December 31, 2013, 2012 and 2011, respectively, were not considered dilutive as we incurred a net loss in all periods presented herein.

16.	Subsequent Events

Initial Public Offering

On January 29, 2014, Rice Energy completed their IPO of 50,000,000 shares of our $0.01 par value common stock, which included 30,000,000 shares sold by Rice Energy Inc., 14,000,000 shares sold by the selling stockholder and 6,000,000 shares subject to an option granted to the underwriters by the selling stockholder.

The net proceeds of the IPO, based on the public offering price of $21.00 per share, were approximately $993.5 million, which resulted in net proceeds to Rice Energy of $593.6 million after deducting estimated expenses and underwriting discounts and commissions of approximately $36.4 million and the net proceeds to the selling stockholders of approximately $399.0 million after deducting underwriting discounts of approximately $21.0 million. Rice Energy did not receive any proceeds from the sale of the shares by the selling stockholders. A portion of the net proceeds from the IPO were used to repay all outstanding borrowings under the revolving credit facility of the Company’s Marcellus joint venture, to make a $100.0 million payment to Alpha Holdings in partial consideration for the Marcellus JV Buy-In and to repay all outstanding borrowings under the Company’s revolving credit facility. The remainder of the net proceeds from the IPO will be used to fund a portion of our capital expenditure plan.

Marcellus JV Buy-In

On January 29, 2014, in connection with the closing of the IPO and pursuant to the Transaction Agreement between Rice Energy and Alpha Holdings dated as of December 6, 2013 (the “Transaction Agreement”), Rice Energy completed its acquisition of Alpha Holdings’ 50% interest in the Company’s Marcellus joint venture in exchange for total consideration of $300.0 million, consisting of $100.0 million of cash and the issuance to Alpha Holdings of 9,523,810 shares of Rice Energy common stock. Prior to the completion of the acquisition of Alpha Holdings’ 50% interest in the Company’s Marcellus joint venture, the Company accounted for its investment under the equity method of accounting.

The company is currently assessing the fair value of assets acquired and liabilities assumed. Immediately prior to the acquisition, the fair value of the existing equity in the Marcellus joint venture, based upon preliminary valuations, was approximately $245.0 million. The acquisition-date fair value of the existing equity was based on an income approach. The income approach calculated the present value of the future cash flows related to the natural gas properties as of the date of the transaction, utilizing a discount rate based upon market participant assumptions, natural gas strip prices as of the date of the transaction, and a decline curve consistent with our geographic peers. As we acquired the remaining ownership in the Marcellus joint venture we are required to remeasure our equity investment at fair value which will result in a non-recurring gain of approximately $195.2 million during the quarter ended March 31, 2014. On a preliminary basis and based on preliminary valuations performed to determine the fair value of the assets as of the acquisition date, the company anticipates the natural gas properties have fair value of approximately $320.0 million. The preliminary estimate of excess purchase price over net assets and liabilities assumed which is to be allocated to goodwill is approximately $365.0 million and will be deductible for tax purposes.

The acquisition consolidates the resources of the Company and the Marcellus joint venture which will enable the Company to efficiently develop the natural gas properties concurrently. The management team of the Company has historically also served as the management team of the joint venture, so the team is intimately familiar with the assets. These factors resulted in the aforementioned goodwill.

The following unaudited pro forma combined financial information presents the Company’s results as though the Company and the incremental 50% interest in our Marcellus joint venture had occurred at January 1, 2013.

(in thousands)	Year Ended December 31, 2013 (Pro forma)
Pro forma net revenues	$179,281
Pro forma net loss	$(30,509)
Pro forma earnings per share	$(0.24)

The Company expects to complete the purchase price allocation during 2014 and may adjust the preliminary amounts set forth above to reflect the final valuation. This final valuation of the assets and liabilities could have a material impact on the pro forma information and preliminary purchase price allocation discussed above.

Income Taxes

At the date of IPO, Rice Energy owned 100% of Rice Drilling B and its subsidiaries. Rice Drilling B was a limited liability company not subject to federal income taxes before IPO. However, in connection with the closing of the IPO, as a result of our corporate reorganization, we became a corporation subject to federal income tax and, as such, our future income taxes will be dependent upon our future taxable income. The change in tax status would require the recognition of a deferred tax asset or liability for the initial temporary differences at the time of the change in status. The resulting deferred tax liability is approximately $145.1 million.

No current tax expense would result as of the date of the change in status. The recognition of the initial deferred tax liability will be recorded in equity at the date of IPO, but not in the financials as of December 31, 2013.

Unregistered Sales of Equity Securities

On January 29, 2014, pursuant to the Master Reorganization Agreement (the “Master Reorganization Agreement”) among Rice Energy Inc., Rice Drilling B, REA, Rice Holdings, Rice Partners, NGP Holdings, NGP RE Holdings, L.L.C., (“NGP RE Holdings”) NGP RE Holdings II, L.L.C. (“NGP RE II” and, together with NGP RE Holdings, “Natural Gas Partners”), Mr. Daniel J. Rice III, Rice Merger LLC (“Merger Sub”) and each of the persons holding incentive units representing interests in REA (collectively, the “Incentive Unitholders”) dated as of January 23, 2014, (i) (a) Rice Partners contributed a portion of its interests in REA to Rice Holdings, (b) Natural Gas Partners contributed its interests in REA to NGP Holdings and (c) the Incentive Unitholders contributed a portion of their incentive units to Rice Holdings and NGP Holdings, each in return for substantially similar incentive units in such entities; (ii) NGP Holdings, Rice Holdings and Mr. Daniel J. Rice III contributed their respective interests in Rice Appalachia to the Company in exchange for 43,452,550, 20,300,923 and 2,356,844 shares of Common Stock, respectively; (iii) Rice Partners contributed its remaining interest in Rice Appalachia to Rice Energy Inc. in exchange for 20,000,000 shares of Common Stock; (iv) the Incentive Unitholders contributed their remaining interests in Rice Appalachia to the Company in exchange for 160,831 shares of Common Stock, each of which were issued by the company in connection with the closing of the IPO. In connection with the IPO, in the first quarter of 2014, we recognized a non-cash compensation expense of $3.4 million.

In addition, on January 29, 2014, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) among the Company, Rice Drilling B and Merger Sub dated as of January 23, 2014, Rice Energy Inc. issued 1,728,852 shares of Common Stock to the members of Rice Drilling B (other than Rice Appalachia) for settlement of the restricted units.

Incentive Units

In connection with the IPO, in the first quarter of 2014, certain incentive units granted by NGP Holdings to certain members of management triggered the pre-determined payout criteria, resulting in a cash payment by NGP Holdings of $4.4 million. This resulted in additional non-cash compensation expense being recorded in the first quarter of 2014 by the Company.

Convertible Debentures and Warrants

In connection with the IPO, the convertible debentures and warrants of Rice Drilling B were amended to become convertible or exercisable for an aggregate 1,671,800 shares of common stock of Rice Energy. Through March 10, 2014, approximately $5.0 million of the convertible debentures have been converted into 433,073 shares of Rice Energy Inc. common stock. On February 28, 2014, the Company issued a call notice on the remaining convertible debentures, requiring a response by March 30, 2014. Amounts not converted by the response date will require payment by the Company of 100% of the principal amount plus a premium of 50%, which could result in additional costs of $1.0 million. As the principal amount of the convertible debentures outstanding has been reduced to less than $5.0 million, the Company is no longer required to maintain restricted cash. Through March 10, 2014, two warrants have been exercised in exchange for 1,728 shares of Rice Energy common stock.

Amendment to Senior Secured Revolving Credit Facility

On January 29, 2014, Rice Energy, as parent guarantor, and Rice Drilling B, as borrower, entered into an amendment (the “Sixth Amendment”) to the Second Amended and Restated Credit Agreement, dated as of April 25, 2013 with Wells Fargo Bank, N.A., as administrative agent and the lenders and other parties thereto (the “Second Amended and Restated Credit Agreement”). Rice Drilling B is a wholly-owned subsidiary of Rice Energy Inc. Among other things, the Sixth Amendment (i) added Rice Energy Inc. as a guarantor, (ii) increased the maximum commitment to $1.5 billion from $500.0 million, (iii) increased the borrowing base to $350.0 million from $200.0 million, (iv) lowered the interest rate on amounts borrowed, and (v) allowed for the corporate reorganization that was completed simultaneously with the closing of the IPO.

Subsequent to December 31, 2013, the Company issued additional letters of credit with Wells Fargo Bank, N.A. of $55.9 million (refer to Note 4 for further details on letters of credit as required by the Company’s natural gas marketer and pipeline).

Momentum Acquisition

On February 12, 2014, the Company’s wholly owned subsidiary, Rice Poseidon, entered into a Purchase Agreement with M3 to acquire certain gas gathering assets in eastern Washington and Greene Counties, Pennsylvania, for aggregate consideration of approximately $110.0 million in cash, subject to customary purchase price adjustments. Rice Energy expects the Momentum Acquisition to close in the second quarter of 2014, subject to customary closing conditions. The effective date for the Momentum Acquisition is March 1, 2014 and will be funded with proceeds received from our IPO.

The properties to be acquired in the Momentum Acquisition consist of a 28-mile, 6”-16” gathering system in eastern Washington County, Pennsylvania, and permits and rights of way in Washington and Greene Counties, Pennsylvania, necessary to construct an 18-mile, 30” gathering system connecting the northern system to the Texas Eastern pipeline. The northern system is supported by long-term contracts with acreage dedications covering approximately 20,000 acres from third parties. Once fully constructed, the acquired systems are expected to have an aggregate capacity of over 1 Bcf/d.

Subsequent events have been considered for disclosure and recognition through March 21, 2014, the same date the consolidated financial statements were available to be issued.

17.	Quarterly Financial Information (Unaudited)

The Company’s quarterly financial information for the years ended December 31, 2013 and 2012 is as follows (in thousands):

	First quarter	Second quarter	Third quarter	Fourth quarter
Year ended December 31, 2013:
Total operating revenues	$13,233	$23,840	$23,665	$27,866
Total operating expenses	10,705	25,833	52,274	27,755
Operating income (loss)	2,528	(1,993)	(28,609)	111
Net income (loss)	$(6,775)	$19,586	$(33,652)	$(14,935)

	First quarter	Second quarter	Third quarter	Fourth quarter
Year ended December 31, 2012:
Total operating revenues	$4,792	$4,155	$6,580	$11,673
Total operating expenses	6,353	11,984	8,123	9,640
Operating income (loss)	(1,561)	(7,829)	(1,543)	2,033
Net income (loss)	$(2,334)	$(12,884)	$(6,523)	$2,397

18.	Supplemental Information on Gas-Producing Activities (Unaudited)

Costs incurred for property acquisitions, exploration and development are as follows for Rice Energy (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Acquisitions:
Unproved leaseholds	$305,000	$47,396	$16,877
Development costs	184,217	89,307	72,776
Exploration costs:
Geological and geophysical	9,951	3,275	660

Total costs incurred	$499,168	$139,978	$90,313

The following table presents the results of operations related to natural gas production for Rice Energy (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Revenues	$87,847	$26,743	$13,972
Production costs	19,712	8,824	2,157
Exploration costs	9,951	3,275	660
Depreciation, depletion and amortization	29,808	13,329	5,920
Write-down of abandoned leases	—	2,253	109
General and administrative expenses	5,108	3,050	2,212

Results of operations from producing activities	$23,268	$(3,988)	$2,914

Reserve quantity information is as follows for Rice Energy:

	Natural Gas (MMcf)
	For the Years Ended December 31,
	2013	2012	2011
Proved developed and undeveloped reserves:
Beginning of year	304,272	232,996	12,230
Extensions and discoveries	100,626	176,956	223,538
Revision of previous estimates	757	(96,911)	620
Production	(22,995)	(8,769)	(3,392)

End of year	382,660	304,272	232,996

Proved developed reserves:
End of year	144,310	61,225	25,397
Proved undeveloped reserves:
End of year	238,350	243,047	207,599

Extensions, Discoveries and Other Additions

The Company added 100,626 MMcf, 176,956 MMcf and 223,538 MMcf through its drilling program in the Marcellus Shale in 2013, 2012 and 2011, respectively.

Revision of Previous Estimates

In 2012, the Company had net negative revisions of 96,911 MMcf, as 32 proved undeveloped locations were removed from its estimate of reserves at December 31, 2011 due primarily to declines in natural gas pricing and changes to the Company’s drilling plans with regards to horizontal drilling.

The reserve quantity information is limited to reserves which had been evaluated as of December 31, 2013. Proved developed reserves represent only those reserves expected to be recovered from existing wells and support equipment. Proved undeveloped reserves are expected to be recovered from new wells after substantial development costs are incurred. Netherland, Sewell and Associates, Inc. reviewed 100% of the total net gas proved reserves attributable to the Company’s interests and the Company’s Marcellus joint venture as of December 31, 2013 and 2012.

The information presented represents estimates of proved natural gas reserves based on evaluations prepared by the independent petroleum engineering firms of Netherland, Sewell and Associates, Inc. and Wright & Company in accordance with Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Evaluation Engineers and definitions and guidelines established by the SEC. The Company’s independent reserve engineers were selected for their historical experience and geographic expertise in engineering unconventional resources. Since 1961, Netherland, Sewell and Associates, Inc. has evaluated oil and gas properties and independently certified petroleum reserves quantities in the United States and internationally. Wright & Company was founded in 1988 and performs consulting petroleum engineering services under the Texas Board of Professional Engineers.

Certain information concerning the assumptions used in computing the standardized measure of proved reserves and their inherent limitations are discussed below. The Company believes such information is essential for a proper understanding and assessment of the data presented. Future cash inflows are computed by applying the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period January through, respectively, to the period-end quantities of those reserves. Gas prices are held constant throughout the lives of the properties.

The assumptions used to compute estimated future net revenues do not necessarily reflect the Company’s expectations of actual revenues or costs, or their present worth. In addition, variations from the expected production rates also could result directly or indirectly from factors outside of the Company’s control, such as unintentional delays in development, changes in prices, or regulatory controls. The standardized measure calculation further assumes that all reserves will be disposed of by production. However, if reserves are sold in place, this could affect the amount of cash eventually realized.

Future development and production costs are computed by estimating the expenditures to be incurred in developing and producing the proved natural gas reserves at the end of the year, based on period-end costs and assuming continuation of existing economic conditions.

An annual discount rate of 10% was used to reflect the timing of the future net cash flows relating to proved natural gas reserves.

Information with respect to Rice Energy’s estimated discounted future net cash flows related to its proved natural gas reserves is as follows (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Future cash inflows	$1,496,294	$869,882	$1,015,589
Future production costs	(517,101)	(323,855)	(208,733)
Future development costs	(219,879)	(262,084)	(206,612)

Future net cash flows	759,314	283,943	600,244
10% annual discount for estimated timing of cash flows	(342,150)	(181,725)	(330,924)

Standardized measure of discounted future net cash flows(1)	$417,164	$102,218	$269,320

(1)	Does not include the effects of income taxes on future revenues at December 31, 2013 and 2012 because as of December 31, 2013 and 2012, the Company was a limited liability company not subject to entity-level taxation. Accordingly, no provision for federal or state corporate income taxes has been provided because taxable income was passed through to the Company’s equity holders. However, in connection with the closing of the IPO, as a result of the corporate reorganization, the Company became a corporation subject to federal income tax and, as such, its future income taxes will be dependent upon its future taxable income.

For 2013, the reserves for Rice Energy were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2013, adjusted for energy content and a regional price differential. For 2013, this adjusted gas price was $3.91 per Mcf.

For 2012, the reserves for Rice Energy were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2012, adjusted for energy content and a regional price differential. For 2012, this adjusted gas price was $2.86 per Mcf.

For 2011, the reserves for Rice Energy were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2011, adjusted for energy content and a regional price differential. For 2011, this adjusted gas price was $4.36 per Mcf.

The following are the principal sources of changes in the standardized measure of discounted future net cash flows for Rice Energy (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Balance at beginning of period	$102,218	$269,320	$46,422
Net change in prices and production costs	101,345	(83,873)	(15,929)
Net change in future development costs	29,336	(31,811)	(3,695)
Natural gas net revenues	(68,135)	(18,376)	(11,815)
Extensions	114,489	38,937	243,003
Revisions of previous quantity estimates	1,133	(108,209)	(14,259)
Previously estimated development costs incurred	66,894	17,036	3,040
Accretion of discount	10,230	26,932	4,642
Changes in timing and other	59,654	(7,738)	17,911

Balance at end of period	$417,164	$102,218	$269,320

Gains on sales of interests in gas properties are not included in the information set forth above. We have also allocated certain general and administrative expenses to the Company’s results of operations as these expenses relate to production activities.

Costs incurred for property acquisitions, exploration and development related to the Company’s Marcellus joint venture (“the Marcellus joint venture”) are as follows (represents Rice Energy’s proportionate share, in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Acquisitions:
Unproved leaseholds	$—	$—	$519
Development costs	46,571	46,725	21,700
Exploration costs:
Geological and geophysical	—	—	—

Total costs incurred	$46,571	$46,725	$22,219

The following table presents Rice Energy’s share of the results of operations related to natural gas production of the Marcellus joint venture (represents Rice Energy’s proportionate share, in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Revenues	$45,339	$13,142	$2,872
Production costs	12,557	5,436	379
Impairment of oil and gas properties	—	—	1,296
Depreciation, depletion and accretion	12,500	4,702	1,092
General and administrative expenses	1,557	986	—

Results of operations from producing activities	$18,725	$2,018	$105

Reserve quantity information is as follows for the Marcellus joint venture (represents Rice Energy’s proportionate share, in thousands):

	Natural Gas (MMcf)
	For the Years Ended December 31,
	2013	2012	2011
Proved developed and undeveloped reserves:
Beginning of year	128,118	58,103	—
Extensions and discoveries	19,812	98,119	58,800
Revision of previous estimates	(26,803)	(23,808)	—
Production	(11,443)	(4,296)	(697)

End of year	109,684	128,118	58,103

Proved developed reserves:
End of year	52,370	35,013	14,474
Proved undeveloped reserves:
End of year	57,314	93,105	43,629

Rice Energy’s 50% equity interest in the Marcellus joint venture added 19,812 MMcf, 98,119 MMcf and 58,800 MMcf through its drilling program in the Marcellus Shale in 2013, 2012 and 2011, respectively. In 2013, Rice Energy’s 50% equity interest in the Marcellus joint venture had net negative revisions of 26,803 MMcf due primarily to performance revisions. In 2012, Rice Energy’s 50% equity interest in the Marcellus joint venture had net negative revisions of 23,808 MMcf due primarily to declines in natural gas pricing.

Information with respect to Rice Energy’s share of the Marcellus joint venture’s estimated discounted future net cash flows related to its proved natural gas reserves is as follows (in thousands):

	For the Years Ended December 31,
	2013	2012	2011
Future cash inflows	$427,167	$364,157	$252,384
Future production costs	(132,427)	(127,086)	(29,683)
Future development costs	(46,344)	(86,213)	(51,882)

Future net cash flows	248,396	150,858	170,819
10% annual discount for estimated timing of cash flows	(102,293)	(79,781)	(100,232)

Standardized measure of discounted future net cash flows(1)	$146,103	$71,077	$70,587

(1)	Does not include the effects of income taxes on future revenues at December 31, 2013 and 2012 because as of December 31, 2013 and 2012, the Company was a limited liability company not subject to entity-level taxation. Accordingly, no provision for federal or state corporate income taxes has been provided because taxable income was passed through to the Company’s equity holders. However, in connection with the closing of the IPO, as a result of the corporate reorganization, the Company became a corporation subject to federal income tax and, as such, its future income taxes will be dependent upon its future taxable income.

For 2013, the reserves for the Marcellus joint venture were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2013, adjusted for energy content and a regional price differential. For 2013, this adjusted gas price was $3.90 per Mcf.

For 2012, the reserves for the Marcellus joint venture were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2012, adjusted for energy content and a regional price differential. For 2012, this adjusted gas price was $2.84 per Mcf.

For 2011, the reserves for the Marcellus joint venture were computed using unweighted arithmetic averages of the closing prices on the first day of each month during 2011, adjusted for energy content and a regional price differential. For 2011, this adjusted gas price was $4.34 per Mcf.

The following is for the Marcellus joint venture (represents Rice Energy’s proportionate share, in thousands), the principal sources of changes in the standardized measure of discounted future net cash flows:

	For the Years Ended December 31,
	2013	2012	2011
Balance at beginning of period	$71,077	$70,587	$—
Net change in prices and production costs	81,974	(26,855)	—
Net change in future development costs	2,781	(262)	—
Natural gas net revenues	(32,782)	(7,707)	(2,494)
Extensions	18,950	38,131	73,081
Revisions of previous quantity estimates	(14,752)	(28,923)	—
Previously estimated development costs incurred	31,253	12,862	—
Accretion of discount	7,111	7,059	—
Changes in timing and other	(19,509)	6,185	—

Balance at end of period	$146,103	$71,077	$70,587